UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DEVON ENERGY CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Devon Energy

Notice of 2016 Annual

Meeting of Stockholders

and Proxy Statement

Wednesday, June 8, 2016 at 8:00 a.m., local time

Devon Energy Center Auditorium

333 West Sheridan Avenue, Oklahoma City, Oklahoma

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LETTER TO STOCKHOLDERS

FROM THE BOARD OF DIRECTORS

Dear Fellow Stockholders,

We are pleased to invite you to attend the 2016 Annual Meeting of Stockholders of Devon Energy Corporation to be held at 8:00 a.m. Central Time on Wednesday, June 8, 2016, in the Devon Energy Center Auditorium located at 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102. The meeting will focus on the items of business listed in the Notice of Annual Meeting of Stockholders and Proxy Statement that follows. Your vote on these matters is important to us. Whether or not you plan to attend the meeting, please review the proxy material and vote by internet, phone or mail as soon as possible.

2015 was pivotal for Devon’s portfolio as we continued to sharpen our focus on the very best resource plays in North America by successfully executing a transaction that added to our position in the Oklahoma Anadarko Basin and announcing our intent to monetize $2 billion to $3 billion of non-core assets.

Looking forward from 2015, we find ourselves in the worst industry downturn in recent history. The circumstances that brought us here and the downward spiral of oil prices are unprecedented. Despite this price environment, we remain committed to delivering strong results through superior execution. Devon continues to be focused on delivering meaningful cost reductions and efficiency gains across our asset portfolio. Our drilling programs consistently generate top-tier industry results through higher production rates and rapidly declining capital costs. These efforts will continue in 2016 and are focused on capturing full value from our assets and improving stockholder returns.

It is important that your shares be represented and voted at the Annual Meeting. We urge you to submit your proxy using the internet or telephone or by completing and mailing your Proxy Card in the envelope provided. You may also attend and vote at the Annual Meeting.

Sincerely,

J. Larry Nichols

Executive Chairman of the Board

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DEVON ENERGY CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time	8:00 a.m. (central time) on Wednesday, June 8, 2016

Place	Devon Energy Center Auditorium 333 W. Sheridan Avenue Oklahoma City, Oklahoma 73102

Items of Business

•    Elect nine directors for a term of one year;

•    Approve, in an advisory vote, executive compensation;

•    Ratify the appointment of the independent auditors for 2016;

•    Consider and vote upon the stockholder proposals set forth in this Proxy Statement, if presented; and

•    Transact such other business as may properly come before the meeting or any adjournment of the meeting.

Who Can Vote

Stockholders of record at the close of business on April 11, 2016 are entitled to notice of and to vote at the meeting. You may examine a complete list of stockholders entitled to vote at the meeting during normal business hours for the ten days prior to the meeting at our offices and at the meeting.

Voting by Proxy

Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy by:

•    internet;

•    telephone; or

•    mail

For specific information, please refer to the section entitled “Information About the Annual Meeting” beginning on page 4.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 8, 2016:

Our 2016 Proxy Materials, including the 2016 Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2015, are available at www.proxydocs.com/dvn.

BY ORDER OF THE BOARD OF DIRECTORS

Carla D. Brockman

Vice President Corporate Governance

and Corporate Secretary

Oklahoma City, Oklahoma

April 27, 2016

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PROXY STATEMENT TABLE OF CONTENTS

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PROXY STATEMENT SUMMARY

We provide below highlights of certain information in this Proxy Statement. As it is only a summary, please refer to the complete 2016 Proxy Statement and Annual Report before you vote.

2016 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:

June 8, 2016, 8:00 a.m. (central time)

Place:

Devon Energy Center Auditorium

333 W. Sheridan Avenue

Oklahoma City, Oklahoma 73102

Record Date:

April 11, 2016

Voting:

•	internet
•	telephone; or
•	mail

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposals	Board’s Recommendation	Page
Agenda Item 1: Election of Directors	FOR each of the nominees	8
Agenda Item 2: Approve, in an Advisory Vote, Executive Compensation	FOR	30
Agenda Item 3: Ratification of Independent Auditors for 2016	FOR	78
Agenda Item 4: Stockholder Proposal for a Report on Lobbying Activities Related to Energy Policy and Climate Change	AGAINST	79
Agenda Item 5: Stockholder Proposal for a Report on the Impact of Potential Climate Change Policies	AGAINST	82
Agenda Item 6: Stockholder Proposal for a Report Disclosing Lobbying Policy and Activity	AGAINST	86
Agenda Item 7: Stockholder Proposal to Remove Reserve Addition Metrics from the Determination of Executive Incentive Compensation	AGAINST	89

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PROXY STATEMENT SUMMARY (cont’d)

STOCKHOLDER ENGAGEMENT

As part of Devon’s commitment to corporate governance we conduct investor outreach throughout the year to obtain feedback from our stockholders on our corporate governance practices and executive compensation programs. In the past year we reached out to holders of approximately 43 percent of Devon’s outstanding shares to discuss, among other issues, implementation of proxy access rights, executive compensation and important environmental, social and governance issues. A more complete discussion of our stockholder engagement efforts and proxy access is included on page 22.

CORPORATE GOVERNANCE

  Corporate Governance Highlights

•	Annual Election of All Directors

•	Majority Voting and a Director Resignation Policy in Uncontested Elections

•	Stockholder Right to Call a Special Meeting

•	Independent Lead Director

•	Proxy Access Rights
•	78% of Directors Are Independent

•	Executive Sessions of Independent Directors Held at Each Regularly Scheduled Board Meeting

•	Director Stock Ownership Guidelines

•	Board Participation in Succession Planning

EXECUTIVE COMPENSATION PROGRAMS

  Our Executive Compensation Programs Include the Following Factors

•	Long-Term Incentive Stock Awards are Performance-Based

•	Quantitative Process Utilized for Performance Cash Bonus Awards

•	Realizable Pay Opportunities are Tied to Company Performance

•	Stock Ownership Requirements

•	Recoupment Policy

•	Double Trigger Vesting of Long-Term Incentives upon Change in Control

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PROXY STATEMENT SUMMARY (cont’d)

Say-on-Pay Vote and Response to Stockholder Feedback

At the Company’s 2015 Annual Meeting, 93% of the Company’s stockholders voted to approve the Company’s executive compensation for 2014. We continue to engage in discussions with stockholders on executive compensation and its tie to Company performance. Stockholders have reacted favorably to the Company’s compensation practices, including the changes made over the past few years, which are detailed in the Compensation Discussion and Analysis section beginning on page 31 of this Proxy Statement.

2015 Company Performance and Pay Alignment

The Company met or exceeded most targets for financial and operational goals for 2015. For example, Devon’s oil and overall production in 2015 exceeded the top end of the guidance range issued by the Company on February 17, 2015, and oil production in the fourth quarter of 2015 increased by 16% as compared to the same quarter in 2014. The Company also successfully maintained capital expenditures below the goal established at the beginning of the year and reduced lease operating and general and administrative expenses, which resulted in greater operational efficiency for the year.

The Company achieved significant enhancements to its asset portfolio in 2015 through the successful execution of a transaction that added significant acreage positions in one of the most promising oil plays in North America in Oklahoma’s Anadarko Basin STACK play. The Company also announced plans to monetize non-core upstream assets.

During 2015, Devon’s stock price reached an intra-year high price of $70.48, which was approximately 15% above 2014’s closing price. Devon’s relative TSR was consistently in the top quarter of the peer group for the first half of the year before finishing the full year in 11th position in the Company’s 15 member peer group. Overall, Devon’s full year total stockholder return (TSR) underperformed that of many peer companies in 2015.

The Company’s 2015 overall performance is a reflection that the Company performed well on many operational measures but also recorded disappointing results on important measures such as TSR and reserves additions. For this reason, at the January 2016 meeting in which the Compensation Committee considered cash bonuses for 2015 Company performance, the Compensation Committee awarded bonuses at 90% of target.

In early 2016, the Compensation Committee awarded long-term incentives at lower values than recent years. Executive officers in the same position as the prior year received long-term incentive awards valued at 33% less than the prior year, and executive officers with increased job duties and responsibilities as compared to the prior year received long-term incentive awards valued at 33% less than benchmarks. The Compensation Committee determined that this outcome would appropriately reflect, among other factors, a greater alignment between executive officers and stockholders.

Please see the Compensation Discussion and Analysis section beginning on page 31 of this Proxy Statement for a detailed description of our executive compensation

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INFORMATION ABOUT THE ANNUAL MEETING

We are furnishing you this Proxy Statement in connection with the solicitation of proxies by our Board of Directors (Board) to be used at the Annual Meeting and any adjournment thereof. The Annual Meeting will be held on Wednesday, June 8, 2016 at 8:00 a.m. Central Time.

All references in this Proxy Statement to we, our, us, or the Company refer to Devon Energy Corporation.

What are the Board of Directors’ voting recommendations?

•	For the election of the nine Director nominees named in this Proxy Statement for a term expiring at the next Annual Meeting of Stockholders;

•	For the approval, on an advisory basis, of executive compensation;

•	For the ratification of the appointment of our independent auditors for 2016; and

•	Against the stockholder proposals set forth in this Proxy Statement, if presented.

Who is entitled to vote?

Stockholders as of the close of business on April 11, 2016 (the Record Date) are eligible to vote their shares at the Annual Meeting. As of the Record Date, there were 523,909,102 shares of our common stock outstanding. Each share of common stock is entitled to one vote at the Annual Meeting.

How do I vote?

You may:

•	attend the Annual Meeting and vote in person; or

•	dial the toll-free number listed on the Proxy Card or Voting Instruction Form. Easy-to-follow voice prompts allow you to vote your shares and confirm that your voting instructions have been properly recorded. Telephone voting will be available 24 hours a day, and will close at 11:59 p.m. Eastern Time on June 7, 2016; or

•

go to the website www.proxyvote.com and follow the instructions, then confirm that your voting instructions have been properly recorded. If you vote using the website, you can request electronic delivery of future proxy materials. Internet voting will be available 24 hours a day, and will close at 11:59 p.m. Eastern Time on June 7, 2016; or

•	if you elected to receive a paper copy of your proxy materials, mark your selections on the Proxy Card, date and sign it, and return the card in the pre-addressed, postage-paid envelope provided.

Why did I receive a Notice Regarding the Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

The United States Securities and Exchange Commission (the SEC) rules allow companies to furnish proxy materials over the Internet. We have sent a Notice of Internet Availability of Proxy Materials (the Notice) to most of our stockholders instead of a paper copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by email. A stockholder’s election to receive proxy materials by mail or email will remain in effect until the stockholder terminates it.

Why did I receive paper copies of proxy materials?

We are providing paper copies of the proxy materials instead of a Notice to certain stockholders, including those who have

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INFORMATION ABOUT THE ANNUAL MEETING (cont’d)

previously requested to receive them. If you prefer to no longer receive printed proxy materials, you may consent to receive all future proxy materials electronically via email or online. To sign up for electronic delivery, please follow the instructions provided in your proxy materials. When prompted, indicate that you agree to receive or access stockholder communications electronically in the future.

How do I vote the shares held in my Devon 401(k) Plan account?

If you are a current employee participating in the Devon Energy Incentive Savings Plan (the 401(k) Plan), please follow the instructions you received via email from Broadridge Financial Solutions, Inc. (Broadridge).

If you are a former employee and have shares of our common stock credited to your 401(k) Plan account as of the Record Date, such shares are shown on the Voting Instruction Form you received from Broadridge. You have the right to direct Fidelity Management Trust Company (the 401(k) Plan Trustee) regarding how to vote those shares, which you can do by voting your shares in the same manner as provided above.

The 401(k) Plan Trustee will vote your shares in the 401(k) Plan account in accordance with your instructions. If instructions are not received by June 5, 2016, the shares credited to your account will not be voted.

Will each stockholder in our household receive proxy materials?

Generally, no. We try to provide only one set of proxy materials to be delivered to multiple stockholders sharing an address unless you have given us other instructions. Any stockholder at a shared address may request delivery of single or multiple copies of proxy materials for future meetings or an additional copy of the proxy materials for this meeting by contacting us at Devon Energy Corporation, Attention: Corporate Secretary, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102, email: corporatesecretary@dvn.com or by calling (405) 235-3611 and requesting to speak to the Corporate Secretary.

Who will be admitted to the Annual Meeting?

Admission to the Annual Meeting will be limited to our stockholders of record, persons holding proxies from our stockholders, beneficial owners of our common stock and our employees. If your shares are registered in your name, we will verify your ownership at the meeting in our list of stockholders as of the Record Date. If your shares are held through a broker, bank or other nominee, you must bring proof of your ownership of the shares. This proof could consist of, for example, a bank or brokerage firm account statement or a letter from your bank or broker confirming your ownership as of the Record Date.

If I vote via telephone or the Internet or by mailing my Proxy Card, may I still attend the Annual Meeting?

Yes.

What if I want to change my vote?

You may revoke your proxy before it is voted by submitting a new proxy with a later date (by mail, telephone or Internet), by voting at the Annual Meeting, or by filing a written revocation with our Corporate Secretary. Your attendance at the Annual Meeting will not automatically revoke your proxy.

Who will count the votes?

Broadridge will tabulate the votes.

What constitutes a quorum?

A majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum. If you vote by telephone or Internet or by returning your Proxy Card, you will be considered part of the quorum. Broadridge, the Inspector of Election, will treat shares represented by a properly executed proxy as present at the meeting. Abstentions and broker non-votes will be counted for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner submits a proxy but does

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INFORMATION ABOUT THE ANNUAL MEETING (cont’d)

not vote on a particular proposal because the nominee does not have discretionary voting power for that item and has not received instructions from the beneficial owner.

How many votes will be required to approve a proposal?

For the election of Directors, in an uncontested election, a nominee for Director shall be elected if the votes cast “for” such nominee’s election exceed the votes “withheld” in such nominee’s election. Any nominee for Director in a contested election shall be elected by a plurality of the votes cast.

Our Corporate Governance Guidelines and Bylaws contain a director resignation policy which provides that any nominee for Director in an uncontested election who fails to receive a greater number of votes cast “for” such nominee’s election than the votes cast “withheld” in such nominee’s election shall tender his or her written offer of resignation to the Governance Committee of the Board of Directors within 90 days from the date of the election. The Governance Committee will consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation.

With respect to other matters, the affirmative vote of the holders of a majority of the total number of votes represented at the Annual Meeting is required to take the action.

Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy.

Can brokers who hold shares in street name vote those shares if they have received no instructions?

Under the rules of the New York Stock Exchange (the NYSE), brokers may not vote the shares held by them in street name for their customers and for which they have not received instructions, except with respect to a routine matter. The only matter to be voted on at the Annual Meeting that is considered routine for these purposes is the ratification of the appointment of the independent auditors. This means that brokers may not vote your shares on any other matter if you have not given instructions as to how to vote. Please be sure to give voting instructions to your broker so that your vote will be counted.

How will you treat abstentions and broker non-votes?

We will:

•	count abstentions and broker non-votes for purposes of determining the presence of a quorum at the Annual Meeting;

•

treat abstentions as votes not cast but as shares represented at the Annual Meeting for determining results on actions requiring a majority of shares present and entitled to vote at the Annual Meeting;

•	not consider broker non-votes for determining actions requiring a majority of shares present and entitled to vote at the Annual Meeting; and

•	consider neither abstentions nor broker non-votes in determining results of plurality votes.

Who pays the solicitation expenses?

We will bear the cost of solicitation of proxies. Proxies may be solicited by mail or personally by our Directors, officers or employees, none of whom will receive additional compensation for such solicitation. We have retained D.F. King & Co. to assist in the solicitation of proxies at an estimated cost of $10,500 plus reasonable expenses. Those holding shares of common stock of record for the benefit of others, or nominee holders, are being asked to distribute proxy soliciting materials to, and request voting

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INFORMATION ABOUT THE ANNUAL MEETING (cont’d)

instructions from, the beneficial owners of such shares. We will reimburse nominee holders for their reasonable out-of-pocket expenses.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting, and we will publish final results in a Form 8-K that will be filed with the SEC within four business days after the Annual Meeting. You may obtain a copy of this and other reports free of charge at www.devonenergy.com, or by contacting us at (405) 235-3611 or corporatesecretary@dvn.com, or by accessing the SEC’s website at www.sec.gov.

Will the Company’s independent auditors be available at the Annual Meeting to respond to questions?

Yes. The Audit Committee of the Board of Directors has approved KPMG LLP to serve as our independent auditors for the year ending December 31, 2016. Representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to stockholder questions.

Where can I contact the Company?

Our contact information is:

Corporate Secretary

Devon Energy Corporation

333 W. Sheridan Avenue

Oklahoma City, Oklahoma 73102

(405) 235-3611

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AGENDA ITEM 1.

ELECTION OF DIRECTORS

Our Board of Directors has nominated nine directors for election at the Annual Meeting. Each Director will serve for a term ending at the next Annual Meeting, and until his or her successor is duly elected and qualified, subject to such Director’s earlier death, disqualification, resignation or removal. Eight of the nominees are currently Devon directors who were elected by stockholders at the 2015 Annual Meeting. David A. Hager, President and Chief Executive Officer, who does not currently serve as a director of the Company, has also been nominated for election at the Annual Meeting.

J. Larry Nichols, Executive Chairman, will retire at the end of his term following the Annual Meeting, in accordance with the director retirement provision of the Company’s Corporate Governance Guidelines. Therefore, he was not nominated for re-election.

Within each nominee’s biography below, we have highlighted certain notable skills and qualifications that contributed to his or her selection as a member of our Board of Directors.

We have no reason to believe that any of the nominees for director will be unable to serve if elected. However, if any of these nominees becomes unavailable, the persons named in the proxy intend to vote for any alternate designated by the current Board. Proxies cannot be voted for a greater number of persons than the nominees named.

Our Board of Directors recommends that stockholders vote “FOR” the election of the following directors.

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Director Nominees

Experience and Qualifications

Barbara M. Baumann is a former BP Amoco executive who currently serves as president and owner of Cross Creek Energy Corporation, an energy advisory firm with investments in the domestic oil and gas business. Prior to founding her own firm in 2003, Baumann was executive vice president of Associated Energy Managers, a private equity firm investing in small energy companies. Ms. Baumann began her 18-year career with Amoco (later BP Amoco) in 1981. She served in various areas of finance and operations, including chief financial officer of Ecova Corporation, Amoco’s wholly-owned environmental remediation business, and vice president of Amoco’s San Juan Basin business unit. She brings to the Board her extensive knowledge of the energy industry and her experience as an accomplished leader and business professional.

Education

Ms. Baumann earned a bachelor’s degree from Mount Holyoke College and a master’s in business administration from the Wharton School of the University of Pennsylvania.

Other Boards and Appointments

Ms. Baumann is a director of Buckeye Partners, L.P. where she serves on the audit committee and the nominating and governance committee. Ms. Baumann is also a member of the Board of Trustees of Putnam Investments, Inc. She is a director of privately held Hat Creek Energy Corporation where she chairs the compensation committee and serves on the audit committee. She previously served on the boards of Cody Resources Management, LLC, CVR Energy, SM Energy, and UNS Energy.

Barbara M. Baumann Director since 2014 Age 60 Committees: • Audit • Governance

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

John E. Bethancourt is a retired Chevron executive. He most recently served as executive vice president for technology and services where he was responsible for overseeing Chevron’s environmental, health and safety efforts, major project management, procurement and mining operations. Mr. Bethancourt began his career in 1974 with Getty Oil Company and joined Texaco Inc. in 1984 when the two companies merged. During his career with Texaco and later Chevron, Mr. Bethancourt served in various executive leadership roles overseeing business development, worldwide production operations and human resources. He brings to the Board his extensive knowledge of the energy industry and his experience as an accomplished leader and business professional.

Education

Mr. Bethancourt earned a bachelor’s degree in petroleum engineering from Texas A&M University.

Other Boards and Appointments

Mr. Bethancourt previously served on the board of trustees of the Texas A&M Foundation and is a past director of both the Society of Petroleum Engineers and the National Action Council for Minorities in Engineering, Inc.

John E. Bethancourt Director since 2014 Age 64 Committees: • Compensation • Governance • Reserves

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

David A. Hager was elected by the Board of Directors to the position of President and Chief Executive Officer on August 1, 2015. He joined the Company in March 2009 and held the position of Executive Vice President Exploration and Production from 2009 until 2013 and Chief Operating Officer from 2013 to 2015. Mr. Hager started in the oil and gas business as a geophysicist with Mobil Corp. He joined Sun Oil in 1981 and continued with Oryx Energy following its spin off from Sun Oil. During his tenure at Oryx, he managed new ventures and deepwater projects around the world. Oryx merged with Kerr-McGee in 1999 and, while at Kerr-McGee, Mr. Hager managed the company’s worldwide deepwater exploration and production operations and assumed responsibility for all exploration and production activities in 2003. He later served as Kerr-McGee’s chief operating officer until it was acquired by Anadarko Corp. in 2006.

Education

Mr. Hager has a bachelor’s degree in geophysics from Purdue University and a master’s degree in business administration from Southern Methodist University.

Other Boards and Appointments

From 2007 until joining the Company as an executive officer, Mr. Hager served as a member of Devon’s Board of Directors. Mr. Hager currently serves on the boards of the managing member and general partner of EnLink Midstream, LLC (ENLC) and EnLink Midstream Partners, LP (ENLK), respectively, and on their compensation committees. As of April 1, 2016, Devon owned approximately 64 percent of ENLC and 25 percent of ENLK.

David A. Hager Director Nominee Age 59

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

Robert H. Henry is a legal and foreign relations scholar, public servant and leader. He has served as the President and Chief Executive Officer of Oklahoma City University since 2010. Mr. Henry brings to the Board his experience and knowledge of the law, which enable him to provide valuable insights in the areas of governance and public policy.

Mr. Henry has had a distinguished career in public service. In 1994, President Bill Clinton appointed Mr. Henry to the United States Court of Appeals for the Tenth Circuit, where he served until June 2010, most recently as Chief Judge. Mr. Henry was elected and re-elected Attorney General of the State of Oklahoma from 1986 to 1991. He served in the Oklahoma House of Representatives from 1976 to 1986 where he was principal author of the 1986 Oklahoma General Corporation Act that moved Oklahoma law to the Delaware corporate law model.

Mr. Henry was Dean and Professor of Law at Oklahoma City University School of Law from 1991 to 1994. Mr. Henry also taught at the University of Oklahoma Honors College (Oxford Program), the University of Oklahoma College of Law, and Oklahoma Baptist University (Business Law) and served as Distinguished Judge in Residence at the University of Tulsa College of Law.

Education

Mr. Henry received his bachelor’s degree and juris doctorate from the University of Oklahoma. He received an honorary degree of doctor of humane letters from the University of Tulsa and an honorary degree of doctor of laws from Oklahoma City University.

Other Boards and Appointments

Mr. Henry is a life member of the National Conference of Commissioners on Uniform State Laws, and a member of the Council on Foreign Relations, the American Law Institute, and the William J. Holloway, Jr. American Inn of Court, Master of the Court. While a federal judge,
Mr. Henry served as chair of the committee on International Relations of the Judicial Conference of the United States. He is a life and founding member of the Tenth Judicial Circuit’s Historical Society. Mr. Henry serves on the board of directors of iCivics, Allied Arts and the Oklahoma Medical Research Foundation. He previously served on the board of LSB Industries, Inc.

Robert H. Henry Director since 2010 Age 63 Committees: • Audit • Governance

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

Michael Kanovsky is a Professional Engineer and has been involved with investment banking and oil and gas businesses for over 40 years. He has been President of Sky Energy Corporation since 1993. Mr. Kanovsky brings to the Board an extensive knowledge of the energy industry and finance, with a wealth of experience with Canadian assets and areas of operation.

In 1978, Mr. Kanovsky co-founded Canadian Northstar Corporation and its successor, Northstar Energy Corporation, where he was primarily responsible for strategic development, finance and acquisitions until its acquisition by Devon Energy Corporation in 1998. In 1997, Mr. Kanovsky founded Bonavista Petroleum Ltd. Mr. Kanovsky has also held other executive positions, including chief executive officer of Arrowstar Drilling and vice president of Corporate Finance, Western Canada, for a large Canadian investment dealer.

Education

Mr. Kanovsky received a bachelor’s degree in mechanical engineering from Queen’s University as well as a master’s degree in business administration from the Richard Ivey School of Business at Western University.

Other Boards and Appointments

Mr. Kanovsky is a director of Bonavista Energy Corporation and serves as lead director, chairman of the governance and nominating committee and is a member of the reserves, audit and compensation committees. He is a director of Pure Technologies Ltd. and serves as lead director and on the corporate governance and nominating committee. He is also a director of Seven Generations Energy Ltd. and serves on the audit and finance committee and reserves and risk management committee.

Mr. Kanovsky previously served on the boards of TransAlta Corporation, ARC Resources Ltd. and Argosy Energy, Inc. He also served as chairman of the Board of Taro Industries and vice chairman of Precision Drilling, Inc. He co-founded PowerLink Corporation, an electrical cogeneration company and former subsidiary of Northstar Energy Corporation, and served as its senior executive board chairman.

Michael M. Kanovsky Director since 1999 Age 67 Committees: • Chair, Reserves • Audit

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

Robert A. Mosbacher, Jr. is an accomplished business leader with more than 30 years in the energy industry. He is Chairman of Mosbacher Energy Company, an independent oil and gas exploration and production company. Mr. Mosbacher brings to the Board his extensive background in the energy industry and his leadership skills, which contributed to the development of the global marketplace.

In 2005, Mr. Mosbacher was appointed by President George W. Bush to the position of president and chief executive officer of the Overseas Private Investment Corporation, an independent agency of the U.S. government that supports private capital investment in emerging markets around the world. He served in that capacity until 2009. From 1986 to 2005, he served as president and chief executive officer of Mosbacher Energy Company. He was also vice chairman of Mosbacher Power Group, an independent electric power developer, from 1995 to 2003. Mr. Mosbacher had a distinguished public service career that included serving as chairman of the board of the Texas Department of Human Services and as a staff member in the office of Senator Howard Baker of Tennessee.

Education

Mr. Mosbacher received a bachelor’s degree in political science from Georgetown University and a juris doctorate degree from Southern Methodist University.

Other Boards and Appointments

Mr. Mosbacher is a director of Calpine Corporation and currently serves on Calpine’s nominating and governance committee and compensation committee. In addition, Mr. Mosbacher is chairman of the Board of Global Communities and the Initiative for Global Development and serves on the Board of the Americas Society. Mr. Mosbacher previously served as a member of Devon’s Board from 1999 until 2005.

Robert A. Mosbacher, Jr. Director since 2009 Age 64 Committees: • Chair, Governance • Compensation

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

Duane C. Radtke has over 45 years of experience in management, engineering and business development in the energy industry. Mr. Radtke has been President and Chief Executive Officer of Valiant Exploration LLC since 2008. Mr. Radtke brings to the Board extensive knowledge of the energy business, including experience with the Company’s assets and operations.

Mr. Radtke served as the chief executive officer and president of Dominion Exploration and Production, a subsidiary of Dominion Resources, Inc., from 2001 to 2007. During that period, he also served as executive vice president of Consolidated Natural Gas Company, a subsidiary of Dominion Resources Inc. Prior to his tenure with Dominion Resources, Inc., Mr. Radtke was an executive with Santa Fe Snyder where he served in various capacities, including executive vice president of production. Following Devon’s acquisition of Santa Fe Snyder in 2000, Mr. Radtke served as President of the Company’s international division until joining Dominion.

Education

Mr. Radtke holds a bachelor’s degree in mining engineering from the University of Wisconsin.

Other Boards and Appointments

Mr. Radtke is a director of Sabine Oil & Gas Corporation and serves as the lead director and on the compensation, audit and governance committees. Mr. Radtke is also a director of Kris Energy Ltd. and serves on the compensation, governance and investment committees. He previously served as chairman of the American Exploration and Production Council, as a director of Smith International, Inc. and as a director of Consolidated Natural Gas Company. Mr. Radtke is also non-executive chairman of Bazean Corporation, a private investment company.

Duane C. Radtke Director since 2010 Age 67 Committees: • Compensation • Reserves

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

Mary P. Ricciardello is a licensed Certified Public Accountant and a financial executive with over 30 years of experience in the energy industry. She brings to the Board her qualifications as a financial expert and her extensive experience in the energy industry, corporate finance and tax matters.

In 2002, Ms. Ricciardello retired after a 20-year career with Reliant Energy Inc., a leading independent power producer and marketer. She served in various financial management positions with the company, including comptroller, vice president and most recently senior vice president and chief accounting officer.

Education

Ms. Ricciardello holds a bachelor’s degree in business administration from the University of South Dakota and a master’s degree in business administration with an emphasis in finance from the University of Houston.

Other Boards and Appointments

Ms. Ricciardello is currently a director of Noble Corporation where she is the designated financial expert, serves as the Audit Committee chairperson and is a member of the Nominating & Governance Committee. Ms. Ricciardello serves on the boards of the managing member and general partner of ENLC and ENLK, respectively, and on their audit committees. As of April 1, 2016, Devon owned approximately 64 percent of ENLC and 25 percent of ENLK. She also serves on the board of the National Association of Corporate Directors (NACD) Houston Chapter and recently received the NACD designation “Board Leadership Fellow”. Ms. Ricciardello was previously a director of US Concrete and Midstates Petroleum Company. Ms. Ricciardello is also an editorial advisor for the Journal of Accountancy.

Mary P. Ricciardello Director since 2007 Age 60 Committees: • Chair, Audit • Governance

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

John Richels is an accomplished business leader with 35 years of experience in the oil and gas industry and legal profession. He served as the Company’s President from 2004 through 2010 and President and Chief Executive Officer from 2010 until his retirement in 2015. He was elected Vice Chairman in December 2014 and will be elected as Chairman of the Board upon the retirement of J. Larry Nichols in June 2016. Mr. Richels brings to the Board an extensive knowledge of the energy industry, including his experience with the Company’s assets and operations.

Mr. Richels joined Devon in 1998 when the Company acquired Northstar Energy Corporation, where he held the office of executive vice president and chief financial officer. After the acquisition, he served as senior vice president of Devon and president and chief executive officer of Devon’s Canadian subsidiary.

Prior to joining Northstar, Mr. Richels was managing partner, chief operating partner and a member of the executive committee of the Canadian-based national law firm Bennett Jones. He joined Bennett Jones in 1978 practicing in the mergers and acquisitions, securities and corporate law areas, primarily in the oil and gas sector. During his legal career, Mr. Richels also served, on loan from Bennett Jones, as an officer of the XV Olympic Winter Games Organizing Committee in Calgary.

Education

Mr. Richels received a bachelor’s degree in economics from York University. He also received a law degree from the University of Windsor.

Other Boards and Appointments

Mr. Richels serves as chairman of the boards of the managing member and general partner of ENLC and ENLK, respectively. As of April 1, 2016, Devon owned approximately 64 percent of ENLC and 25 percent of ENLK. Mr. Richels is a director of BOK Financial Corporation and serves on the audit committee. He is also a director of TransCanada Corporation and serves on the compensation committee and the health, safety and environmental committee.

Mr. Richels is a member of the executive committee and board of directors of the Greater Oklahoma City Chamber of Commerce and serves on the board of trustees of Oklahoma City University. He is also a director of the Independent Petroleum Association of America and is a member of the University of Oklahoma’s International Programs Center’s Board of Visitors.

John Richels Director since 2007 Age 65 Vice Chairman

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CORPORATE GOVERNANCE

Board of Directors’ Information

Our Board of Directors met seven times in 2015. All Directors attended 100% of the total meetings of the Board of Directors and the respective Committees on which they served with the exception of John A. Hill, who attended 75% of the total meetings of the Board of Directors and the Committee on which he served prior to his retirement in June 2015.

The Board expects our Directors to be in attendance at our Annual Meetings of Stockholders. All Directors attended the 2015 Annual Meeting.

Copies of the following governance documents are available at www.devonenergy.com and in print to any stockholder upon request:

•	Certificate of Incorporation;

•	Bylaws;

•	Corporate Governance Guidelines;

•	Code of Business Conduct and Ethics;

•	Code of Ethics for Chief Executive Officer (CEO), Chief Financial Officer (CFO) and Chief Accounting Officer (CAO); and

•	Anti-Corruption Policy and Procedure.

Amendments to and waivers from any provision of the Code of Ethics for the CEO, CFO, and CAO will be posted on our website.

Our website also includes our Corporate Social Responsibility Report and information on our environmental and safety initiatives.

Practices for Considering Diversity

The Charter of the Governance Committee provides that the Committee shall periodically review the appropriate skills and characteristics of members of the Board of Directors in the context of the then-current composition of the Board. This assessment includes the following factors: diversity (including diversity of skills, background and experience); business and professional background; financial literacy and expertise; availability and commitment; independence; and other criteria that the Governance Committee or the full Board finds relevant. It is the practice of the Governance Committee to consider these factors when screening and evaluating candidates for nomination to the Board of Directors.

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CORPORATE GOVERNANCE (cont’d)

Committees

The Board of Directors has four standing Committees: Audit, Compensation, Governance and Reserves. The Charters for these Committees are available on the Company’s website www.devonenergy.com. The following table shows each Committee’s current membership, function and the number of meetings each Committee held in 2015:

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CORPORATE GOVERNANCE (cont’d)

[1]	Chairman

[2]	Audit Committee financial expert

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CORPORATE GOVERNANCE (cont’d)

Director Independence

The Company’s Corporate Governance Guidelines provide that an independent director is a director who meets the NYSE definition of independence, as determined by the Board. In making this determination, the Board considers transactions and relationships between each Director or any member of the Director’s immediate family and the Company, our subsidiaries and affiliates. The Board has affirmatively determined that each of the current Directors and each person who served as a Director during 2015, with the exception of our Executive Chairman, J. Larry Nichols, and Vice Chairman, John Richels, was or is an independent Director as defined by the standards for director independence established by applicable laws, rules, and listing standards, including, without limitation, the standards for independent directors established by the NYSE and the SEC, has or had no material relationship with us that would interfere with the exercise of independent judgment and, therefore, is or was independent under our Corporate Governance Guidelines and the standards established by the NYSE.

In evaluating the independence of Mr. Robert H. Henry, the Board has considered the charitable contributions made by Devon to Oklahoma City University (OCU) in recent years. While these charitable contributions do not affect Mr. Henry’s independence status, disclosure of the contributions are provided herein. Consistent with the Company’s practice of making contributions to other major universities in Oklahoma, in 2013, 2014 and 2015, the Company made charitable contributions to OCU of $625,750, $613,500 and $508,500, respectively.

Lead Director

The Board has a Lead Director whose primary responsibility is to preside over the executive session of the Board meetings in which members of management do not participate. The Lead Director also performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities. In 2015, the Lead Director presided over four executive sessions of the Board.

John A. Hill served as Lead Director until his retirement from the Board in June 2015. Robert A. Mosbacher, Jr. has served as Lead Director since June 2015.

Board Involvement in Risk Oversight

The full Board has primary responsibility for risk oversight, with the Board’s standing committees supporting the Board by addressing the risks inherent in their respective areas of oversight. The Audit, Governance, Compensation and Reserves Committees have been delegated certain risk oversight responsibilities.

Leadership Structure

As stated in the Company’s Corporate Governance Guidelines, the Board reserves the right to determine, from time to time, how to configure the leadership of the Board and the Company in the way that best serves the Company. The Board specifically reserves the right to vest the responsibilities of Chairman of the Board and CEO in the same or in different individuals. The Board currently has no fixed policy with respect to combining or separating the positions of Chairman of the Board and CEO.

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CORPORATE GOVERNANCE (cont’d)

J. Larry Nichols, Executive Chairman of the Board, will retire from the Board following the 2016 Annual Meeting, at which time John Richels will be appointed Chairman of the Board. David Hager, serves as President and CEO. The current structure fosters consensus building and tactical execution of a Board-approved vision and strategy at the top levels of the Company, which we believe promotes long-term stockholder value. The Board believes this structure is in the Company’s best interest at the present time; however, the Board may utilize a different structure in the future should circumstances change.

The Company’s Corporate Governance Guidelines provide that, at any time the CEO holds the position of Chairman of the Board, the Board shall appoint an independent Director to serve as the Lead Director. These positions are currently held by different individuals; however, the Chairman is not independent and, as mentioned above, Robert A. Mosbacher, Jr. currently serves as Lead Director.

Stockholder Engagement

We conduct ongoing governance reviews and investor outreach throughout the year to ensure that management and the Board understand the issues that matter most to our stockholders and address them effectively. At the Company’s 2015 Annual Meeting, stockholders voted to approve a proposal to allow stockholders the right to nominate directors on the Company’s proxy materials, known as proxy access. During 2015 we reached out to holders of approximately 43 percent of Devon’s outstanding shares, including the proponent of the proxy access proposal, and discussed implementation of the proposal as well as some of the detailed provisions that were not contemplated by the proposal, to determine what type of provisions would be in the best interest of the Company and its stockholders. After considering the feedback we received from stockholders on these provisions, and after discussions with the proponent of the proxy access proposal about being responsive to the intent of the proposal, the Board amended and restated the Company’s Bylaws in January 2016 to implement proxy access rights which allow a group of up to 20 stockholders holding three percent or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy materials director candidates constituting up to the greater of two individuals or 20% of the Board.

In addition to discussions with our stockholders about proxy access during 2015, we also engaged in discussions with stockholders about executive compensation and important environmental, social and governance issues.

Director Contact Information

Any stockholder or other interested party may contact any of our Non-Management Directors, including the Lead Director or Non-Management Directors as a group, by:

•	U.S. mail to the Lead Director or to Non-Management Directors, c/o Office of the Corporate Secretary, Devon Energy Corporation, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102;

•	calling our Non-Management Directors access line at (866) 888-6179; or

•	sending an email to nonmanagement.directors@dvn.com.

A Management Director may be contacted by:

•	U.S. mail to Management Directors, c/o Office of the Corporate Secretary, Devon Energy Corporation, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102;

•	contacting the Office of the Corporate Secretary at (405) 235-3611; or

•	sending an email to CorporateSecretary@dvn.com.

All calls or correspondence are anonymous and kept confidential to the extent possible. All such communications, other than advertisements or commercial solicitations, will be forwarded to the appropriate Director(s) for review.

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CORPORATE GOVERNANCE (cont’d)

Compensation Committee Interlocks and Insider Participation

During 2015, the Compensation Committee was comprised of three independent Directors with no interlocking relationships as defined by the SEC.

Related Party Transactions

The Company maintains a policy concerning “related person transactions” as defined by the SEC. Related persons include the Company’s directors and executive officers and their immediate family members and beneficial owners of more than five percent of the Company’s common stock.

The Board’s Audit Committee considers information about transactions involving related persons. If the transaction at issue involves a member of the Audit Committee, or a family member of a member, then that member of the Committee would not participate in discussions. In the event the Committee concludes that a related person has a material interest in any Company transaction, the Committee then reviews the transaction to determine whether to approve or ratify it. Any transaction that meets the monetary threshold under the SEC rules and is determined to have a direct or indirect material benefit to a related party would be disclosed in accordance with SEC rules.

Mr. Nichols’ son-in-law is employed by the Company as an attorney. His total 2015 taxable compensation, including salary, bonus and stock grants was approximately $348,000, which was commensurate with the compensation provided to similarly situated employees of the Company. Mr. Nichols was not involved in the evaluation of his son-in-law’s performance and his son-in-law’s compensation was determined in accordance with the Company’s standard human resources policies and procedures.

The son of Tony D. Vaughn, Chief Operating Officer, is employed by the Company as a manager in supply chain. His total 2015 taxable compensation, including salary, bonus and stock grants was approximately $148,000, which was commensurate with the compensation provided to similarly situated employees of the Company. Mr. Vaughn was not involved in the evaluation of his son’s performance and his son’s compensation was determined in accordance with the Company’s standard human resources policies and procedures.

Director Compensation for the Year Ended December 31, 2015

Under our Corporate Governance Guidelines, Non-Management Director compensation is determined annually by the Board of Directors acting upon the recommendation of the Governance Committee. Devon employees receive no additional compensation for serving as directors. Mr. Richels retired as President and Chief Executive Officer of the Company on July 31, 2015, and as such he is included as a Named Executive Officer for the year ended December 31, 2015, as described on page 32. He continues to serve as Vice Chairman of the Board of Directors, and his compensation in relation to this role is reflected in the Summary Compensation Table on page 54. The following table shows compensation for the following Non-Management Directors for 2015:

Name	Fees Earned or Paid in Cash ($)	Stock Awards[1] ($)	Option Awards[2] ($)	All Other Compensation[3]	Total ($)
Barbara M. Baumann	106,000	230,063		—	336,063
John E. Bethancourt	107,000	230,063	—	—	337,063
Robert H. Henry	105,000	230,063	—	—	335,063
John A. Hill	66,000	0	—	—	66,000
Michael M. Kanovsky	115,000	230,063	—	—	345,063
Robert A. Mosbacher, Jr.	131,500	230,063	—	—	361,563
J. Larry Nichols	281,000	630,025	—	37,319	948,344
Duane C. Radtke	105,500	230,063	—	—	335,563
Mary P. Ricciardello	129,000	230,063	—	—	359,063

[1]

The dollar amounts reported in this column represent the grant date fair values of the stock awards made to all Non-Management Directors on June 5, 2015, computed in accordance with FASB ASC Topic 718. The assumptions used to value

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CORPORATE GOVERNANCE (cont’d)

stock awards are discussed in Note 4—Share-Based Compensation of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. As of December 31, 2015, our Non-Management Directors held the following unvested stock awards: Ms. Baumann—3,606; Mr. Bethancourt—3,606; Mr. Henry—4,106; Mr. Hill—0; Mr. Kanovsky—4,106; Mr. Mosbacher—4,106; Mr. Nichols—9,875; Mr. Radtke—4,106; and Ms. Ricciardello—4,106. Mr. Richels did not receive stock awards as part of his director compensation in 2015.

[2]

No option awards were made to Non-Management Directors in 2015. As of December 31, 2015, our Non-Management Directors held the following outstanding and unexercised option awards: Mr. Henry—9,000; Mr. Kanovsky—15,000; Mr. Mosbacher—12,000; Mr. Nichols—636,100; Mr. Radtke—9,000; Ms. Ricciardello—15,000; and Mr. Richels—578,475.

[3]

The dollar amount reported represents the aggregate incremental cost to the Company for personal use of aircraft. The aggregate incremental cost to the Company for personal use of our aircraft is calculated based on our average variable operating costs. Variable operating costs include fuel, engine reserves, maintenance, weather-monitoring, on-board catering, landing/ramp fees and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of hours our aircraft flew to determine an average variable cost per hour. This average variable cost per hour is then multiplied by the hours flown for personal use to determine the incremental cost. The methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft and non-trip related hangar expenses.

Annual Retainer and Meeting Fees

The following is a schedule of annual retainers and meeting fees for Non-Management Directors in effect during 2015:

Type of Fee	Amount
Annual Retainer to Executive Chairman of the Board	$270,000
Annual Board Retainer to Non-Chairman Directors	$70,000
Additional Annual Retainer to Chairman of Audit Committee	$25,000
Additional Annual Retainer to the Chairmen of Compensation, Governance and Reserves Committees	$15,000
Additional Annual Retainer for Lead Director	$25,000
Additional Annual Retainer to Audit Committee Members	$2,000
Fee for each Board or Committee Meeting attended in person	$2,000
Fee for each Board or Committee Meeting attended via telephone	$1,000

Each Non-Management Director is reimbursed for out-of-pocket expenses incurred while serving as a Director.

Equity Awards to Directors

The Board elects to compensate Directors through restricted stock awards (RSAs) in order to align the Directors’ and stockholders’ interests in the long-term performance of the Company. As reflected in the Director Compensation table above, on June 5, 2015 our Executive Chairman was granted a RSA valued at approximately $630,000, and our other Non-Management Directors as of that date were granted RSAs valued at approximately $230,000. Stock awards to Non-Management Directors are generally granted immediately following each Annual Meeting; in 2015, grants were made under the Company’s 2015 Long-Term Incentive Plan (“2015 LTIP”) that was approved at the 2015 annual meeting. Shares under each RSA will fully vest on the first anniversary of the grant date subject to the Director’s continued service to the Company. Unvested shares are entitled to cash dividends at the same times and in the same amounts as other shares of our outstanding common stock.

Changes to Director Compensation

At its meeting in March 2016, the Board of Directors discussed the prospective director equity awards for 2016 in light of the downturn in the oil and gas industry, the decrease in the Company’s stock price in 2015 and early 2016, and the reduced level of Long-Term Incentive Awards granted to management in March 2016. Based on those discussions, the Board of Directors voted to reduce the director equity awards to be awarded in June 2016 to an amount that is 33% lower than the prior year’s grant. In addition to furthering an alignment between director pay and management compensation, the Board noted that lowering the value of awards will preserve a greater number of shares available under the 2015 LTIP.

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GOVERNANCE COMMITTEE REPORT

The Governance Committee is currently comprised of five independent Directors and operates under a written Charter approved by the Board of Directors. The Governance Committee Charter may be viewed at www.devonenergy.com.

The Governance Committee is responsible for nominating qualified candidates to serve on the Board of Directors and reviewing their qualifications with the Board, taking into account the composition and skills of the entire Board and specifically ensuring a sufficient number of the members of the Board are financially literate. The Governance Committee considers nominees recommended by stockholders and gives appropriate consideration in the same manner as given to other nominees. Stockholders who wish to submit recommendations for director nominees for election at our 2017 Annual Meeting of Stockholders may do so by submitting such nominee’s name in writing, in compliance with the procedures required by our Bylaws, to the Governance Committee of the Board of Directors, Attention: Chairman, c/o Office of the Corporate Secretary, Devon Energy Corporation, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102. Such a recommendation must be received between February 8, 2017 and March 10, 2017 in order to be considered a timely notice. The stockholder’s notice must contain:

•

all information that is required to be disclosed with respect to such person being nominated pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a Director, if elected;

•	the name and address of the stockholder giving the notice and the beneficial owner;

•	the class and number of shares of our stock that are owned beneficially and of record by the stockholder giving the notice and the beneficial owner;

•	whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the stockholder or beneficial owner;

•	a description of all arrangements or understandings between the stockholder giving the notice and any other person or persons (including their names) in connection with the nomination;

•	a representation that the stockholder intends to appear in person or by proxy at the 2017 Annual Meeting to bring such business before the meeting; and

•	an undertaking by the stockholder giving the notice to update the information required to be included in the notice.

The Board takes reasonable steps to ensure that a diverse group of qualified candidates are in the pool from which the nominees for the Board are chosen. The Governance Committee may, at its discretion, seek third-party resources to assist in the process and make final director candidate recommendations to the Board. The Board considered the experience, qualifications, attributes and skills of each of the nominees for Director at the 2016 Annual Meeting. As identified in our Corporate Governance Guidelines, the basic qualifications that the Governance Committee looks for in a Director include such factors as:

•	integrity and accountability;

•	informed judgment;

•	peer respect; and

•	high performance standards.

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GOVERNANCE COMMITTEE REPORT (cont’d)

Following a Director’s election to the Board, the Corporate Governance Guidelines provide for:

•	mandatory retirement at the Annual Meeting immediately following the 73rd birthday of a Director;

•

ownership of Devon common stock equal to five times the Director’s annual retainer to be reached by the end of a five year period after their election along with a holding requirement for those who have yet to meet the ownership requirement;

•	a recommendation that a Director not serve on more than five public company boards in addition to serving on the Company’s Board;

•

“majority voting,” which requires a nominee for Director in an uncontested election to submit an offer of resignation to the Governance Committee within 90 days of the date of the election if the nominee receives a greater number of “withheld” votes than “for” votes. The Governance Committee will then consider all of the relevant facts and circumstances and recommend to the full Board the action to be taken with respect to the offer to resign;

•	approval of the Governance Committee to serve as a director, officer or employee of a competitor of the Company; and

•

notification to the Chairman of the Board and Chairman of the Governance Committee upon the acceptance of a directorship of any other public, private or non-profit company or any assignment to the audit or compensation committees of the board of any public, private or non-profit company.

The Governance Committee also plays a leadership role in shaping the Company’s corporate governance. It periodically reviews the Company’s corporate governance practices along with best practices followed by other companies to maintain a corporate governance framework for the Company that is effective and functional and that addresses the interests of the Company’s stakeholders. The corporate governance standards that have been approved by the Board are reflected in:

•	the Corporate Governance Guidelines;

•	the Charters for each of the Board’s Committees;

•	the Code of Business Conduct and Ethics for all Directors, officers and employees; and

•	the Code of Ethics for the CEO, CFO and CAO.

The standards reflected in these documents implement and strengthen the Company’s corporate governance practices. These documents, and others related to corporate governance, are available at www.devonenergy.com.

With the Company’s fundamental corporate governance practices firmly in place and regularly evaluated, the Governance Committee is prepared to respond quickly to new regulatory requirements and emerging best practices. The Governance Committee intends to continue to require an annual evaluation of the effectiveness of the Board and its Committees to enable the Company to maintain corporate governance best practices.

Robert A. Mosbacher, Jr., Chairman

Barbara M. Baumann

John E. Bethancourt

Robert H. Henry

Mary P. Ricciardello

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AUDIT COMMITTEE REPORT

The Audit Committee is currently comprised of four independent Directors. The Board and the Audit Committee believe that the Audit Committee’s current membership satisfies the rules of the NYSE and the SEC that govern audit committee composition, including the requirement that audit committee members all be independent directors, as that term is defined under the listing standards of the NYSE, and the requirement that at least one member of the Audit Committee is a financial expert. Mary P. Ricciardello currently serves on the audit committees of more than three public companies. However, Devon owns an interest in two of those companies, ENLC and ENLK. For purposes of complying with the listing standards of the NYSE, the Board has determined that Ms. Ricciardello’s simultaneous service on the audit committees of more than three public companies does not impair her ability to effectively serve on the Company’s Audit Committee. The Audit Committee operates under a written charter approved by the Board of Directors. The Audit Committee Charter is available at www.devonenergy.com.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation of the financial statements and the establishment and maintenance of the system of internal controls. This system is designed to provide reasonable assurance regarding the achievement of objectives in the areas of reliability of financial reporting, effectiveness and efficiency of operations and compliance with applicable laws and regulations. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management its internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and the audited financial statements in the Annual Report. This review included a discussion of the quality and the acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

In fulfilling its duties during 2015, the Audit Committee:

•

reviewed with the independent auditors their opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles and the effective operation of the Company’s internal controls over financial reporting;

•	reviewed with the independent auditors their judgment as to the quality and the acceptability of the Company’s accounting principles and other matters;

•

discussed with the independent auditors other matters under generally accepted auditing standards, including Statement on Auditing Standards No. 114, the Auditor’s Communication with those charged with governance;

•

discussed with the independent auditors the auditors’ independence, including the matters in the written disclosures and the letter received from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence;

•	discussed with the independent auditors the overall scope and plans for their audit; and

•	met with the independent auditors, with and without management present, to discuss the results of their audit and the overall quality of the Company’s financial reporting.

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AUDIT COMMITTEE REPORT (cont’d)

Fees to Independent Auditor

Under the terms of its Charter, the Audit Committee has the responsibility to approve the fees paid to the independent auditors. For the years ended December 31, 2015 and December 31, 2014, the following fees were paid to KPMG LLP:

	2015	2014
Audit fees	$3,351,000	$3,535,000
Audit related fees	556,000	446,000
Tax fees	68,000	85,000
All other fees	—	—
	$3,975,000	$4,066,000

Audit fees included services for the audits of the Company’s financial statements and the effective operation of its internal controls over financial reporting. KPMG LLP also serves as the independent auditors for EnLink Midstream, LLC and EnLink Midstream Partners, LP (collectively, “EnLink”). Fees for the audits of EnLink’s consolidated financial statements for 2015 were $2,340,000 which are not included in the table above.

Audit-related fees consisted principally of fees for audits of financial statements of certain of the Company’s affiliates and subsidiaries. Audit-related fees for EnLink for 2015 were zero.

Tax fees consisted of tax compliance and tax consulting fees.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by KPMG LLP and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditors. The services and fees must be deemed compatible with the maintenance of the auditors’ independence, including compliance with SEC rules and regulations.

All of the 2015 and 2014 audit and non-audit services provided by KPMG LLP were approved by the Audit Committee. The non-audit services that were approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the auditors’ independence, and the Audit Committee determined the auditors’ independence was not impaired.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 that has been filed with the SEC.

Mary P. Ricciardello, Chairperson

Barbara M. Baumann

Robert H. Henry

Michael M. Kanovsky

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RESERVES COMMITTEE REPORT

The Reserves Committee is currently comprised of three independent Directors and operates under a charter approved by the Board of Directors. The Reserves Committee Charter is available at www.devonenergy.com. The Reserves Committee oversees, on behalf of the Board, the integrity of the Company’s oil, bitumen, natural gas and natural gas liquids reserves data. Management and our independent engineering consultants have the primary responsibility for the preparation of the reserves reports. In fulfilling its oversight responsibilities, the Reserves Committee reviewed with management the internal procedures relating to the disclosure of reserves in the Company’s Annual Report on
Form 10-K for the year ended December 31, 2015, having regard to industry practices and all applicable laws and regulations. In fulfilling its duties during 2015, the Reserves Committee:

•	approved Deloitte LLP and LaRoche Petroleum Consultants, Ltd. as the Company’s independent engineering consultants for the year ended December 31, 2015;

•	reviewed with the independent engineering consultants the scope of the annual review of the Company’s reserves;

•

met with the independent engineering consultants, with and without management, to review and consider the evaluation of the reserves and any other matters of concern with respect to the evaluation of the reserves;

•

reviewed and approved any statement of reserves data or similar reserves information, and any report of the independent engineering consultants regarding such reserves to be filed with any securities regulatory authorities or to be disseminated to the public;

•	reviewed the internal procedures relating to the disclosure of reserves; and

•	reviewed the qualifications and independence of the independent engineering consultants prior to their appointment and throughout their engagement.

In reliance on the reviews and discussions referred to above, the Reserves Committee recommended to the Board, and the Board has approved, that the reserves information be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 that has been filed with the SEC.

Michael M. Kanovsky, Chairman

John E. Bethancourt

Duane C. Radtke

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AGENDA ITEM 2.

APPROVE, IN AN ADVISORY VOTE, EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking our stockholders to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. At the 2011 Annual Meeting, you approved our proposal to provide you with this opportunity on an annual basis. This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and practices relating to our named executive officers as disclosed in our Compensation Discussion and Analysis, the Summary Compensation Table, and other related tables and narrative disclosure. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the 2016 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table and the other related tables and narrative disclosure.”

This vote, normally called a “say-on-pay” vote, is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board. The Board will, however, as it has in prior years, take into account the outcome of the vote when considering future compensation arrangements.

Our Board of Directors recommends that stockholders vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

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NAMED EXECUTIVE OFFICER COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

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NAMED EXECUTIVE COMPENSATION (cont’d)

Introduction

Purpose of Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) outlines our compensation philosophy and describes the material components of our executive compensation practices and programs for our “named executive officers.” This CD&A also summarizes decisions the Compensation Committee of the Board of Directors (the “Committee”) made under these programs and the factors considered in making those decisions. In particular, this CD&A focuses on the decisions the Committee made at its meetings in January and March 2016 at which the Committee evaluated the Company’s performance as well as each executive officer’s performance in 2015, including the performance of the business or organizational unit for which the officer was responsible. Additional information about the compensation of our named executive officers is provided in the 2015 Summary Compensation Table (“SCT”) and other compensation tables that follow this CD&A.

Named Executive Officers

Our named executive officers for 2015 are the following individuals:

Executive	Position
David A. Hager	President and Chief Executive Officer
Thomas L. Mitchell	Executive Vice President and Chief Financial Officer
Tony D. Vaughn	Chief Operating Officer
Darryl G. Smette	Executive Vice President, Marketing, Facilities, Pipelines and Supply Chain
Lyndon C. Taylor	Executive Vice President and General Counsel
John Richels	Vice Chairman of the Board of Directors, former President and Chief Executive Officer

The compensation objectives, practices and programs discussed in this CD&A apply to the named executive officers as well as the two Executive Vice Presidents of the Company who were not named executive officers in 2015. In this CD&A, we may refer to this group as “executive officers.” In July 2015 Mr. Richels retired as an employee of the Company pursuant to the Company’s succession plan. He continues to serve as non-employee Vice Chairman of the Board of Directors, and they have announced their intent to elect him Chairman upon the board retirement of J. Larry Nichols in June 2016. Although Mr. Richels was not an employee of the Company at the end of 2015, SEC rules require us to include him as a named executive officer in this CD&A.

Executive Summary

2015 Company Performance and Pay Alignment

Since 2010, the Company has successfully transitioned to a liquids-rich (oil and natural gas liquids), higher-margin, onshore North American production base. During this period, the Company also transformed its organizational structures and processes in order to reinforce certain key drivers for the Company’s success. This transformation has generally allowed the Company to post strong operational results over the past two years. However, the prolonged weakness in commodity prices experienced during 2015 presented extraordinary challenges for many metrics utilized in assessing Company performance. Beginning in 2015 and accelerating into 2016, the Company took significant steps to reduce capital investments, curtail other non-core operations and re-align its overall cost structure.

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NAMED EXECUTIVE COMPENSATION (cont’d)

For 2015, the Company met or exceeded most targets for financial and operational goals. As reflected in the Company scorecard below, however, Devon’s full year total stockholder return (TSR) underperformed that of many peer companies in 2015. The following performance highlights provide context for the Committee’s considerations with respect to executive compensation:

Operational and financial achievements

•

Devon’s oil and overall production in 2015 exceeded the top end of the guidance range issued by the Company on February 17, 2015, with production reaching approximately 275,000 bbls per day of oil and 680,000 barrels of oil equivalent (BOE) per day, 7.8% and 4.6%, respectively, above the mid-range of the Company’s guidance;

•	Oil production in the fourth quarter of 2015 increased by 16% as compared to the same quarter in 2014;

•

Devon’s oil and natural gas hedging program allowed the Company to lock in advantageous prices for the Company’s production in 2015 that led to approximately $2.4 billion in revenues attributable to cash settlements on hedges;

•	the Company continued to maintain a strong liquidity position, with approximately $2.3 billion in cash and $2.4 billion in capacity on its senior credit facility at year end;

•	Devon was able to successfully maintain capital expenditures below the goal established at the beginning of the year; and

•	the Company dramatically reduced lease operating and general and administrative expenses, which resulted in greater operational efficiency for the year.

Asset portfolio enhancements

•	Devon acquired significant acreage positions in two of the most promising oil plays in North America with purchases in Oklahoma’s Anadarko Basin STACK play and Wyoming’s Powder River Basin; and

•	Devon announced plans to monetize certain assets, including its interest in the Access Pipeline in Canada and various non-core upstream assets.

Total Stockholder Return

•	During 2015, Devon’s stock price reached an intra-year high price of $70.48, which was approximately 15% above 2014’s closing price; and

•	Devon’s relative TSR was consistently in the top quarter of the peer group for the first half of the year before finishing the full year in 11th position in the Company’s 15 member peer group.

The table set forth below provides additional detail on the Company’s performance in 2015. The metrics in the table are not only critical to the Company’s near-term performance but also to its prospects for sustainable growth and long-term value creation for the Company and its stockholders. The Committee evaluated the Company’s performance on these metrics in connection with awarding performance cash bonuses for 2015.

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NAMED EXECUTIVE COMPENSATION (cont’d)

As reflected in the table, the Committee assigns a separate weighting to each performance measure in order to reflect the relative importance of those areas for the year in light of our philosophy for performance cash bonuses. During its meeting in January 2015, the Committee assigned a performance score of between 0% to 200% for each performance measure, with a score of 100% indicating performance that meets expectations or goals. The Committee aggregates the weighted performance score for each of the measures to arrive at an overall Company performance score. For operational and financial goals, the Committee generally views a 30% or greater shortfall from a goal as the threshold at which a score of no more than 25% may be assigned for the goal, and a 30% or greater outperformance on a goal as maximizing performance such that a score of 200% would likely be assigned for the goal.

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NAMED EXECUTIVE COMPENSATION (cont’d)

Company Performance Scorecard

Measure	Goal	Outcome	Weight	Score	Weighted Score
Oil and Gas Production	236.4 million BOE	248.2 million BOE	15%	150%	22.50%
Total Stockholder Return[1]	Top half of the peer group on a 1-year basis	1-year TSR ranked 11th out of 15 member peer group	15%	50%	7.50%
Pre-Tax Cash Margin per BOE, normalized[2]	$14.09 per BOE	$15.70 per BOE	15%	150%	22.50%
Oil and Gas Reserves Additions	140.4 million BOE added	No additions[3]	15%	0%	0%
Improve the Overall Value of Devon’s Risked Resource Portfolio	Achieve successes in acquisitions and divestitures, exploration, appraisal of prospects and technical areas	Progressed to commerciality a portion of the risked resource equal to 75% of 2015 production; evaluated 93% of overall amount of sub-commercial resource; evaluated material additions equivalent to 25% of total Devon risked resource	10%	125%	12.50%
Environmental, Health and Safety[4]	Continuous improvement on various measures	Improved SIF rate, recordable incident rate, SIF vehicle rate, compliance to protocols	10%	100%	10.00%
Total Capital Expenditures	$4.746 billion	$4.465 billion	5%	125%	6.25%
Lease Operating Expenses per BOE	$9.80 per BOE	$8.48 per BOE	5%	150%	7.50%
Learning and People	Hold health care cost inflation below the national average; hold voluntary employee turnover below industry average	Held both measures below the designated benchmarks in 2015	5%	125%	6.25%
Improve Business Environment	Increase stakeholder alignment to improve public policy and business operating environment for Devon	Engaged legislators and associations on such items as local ordinances, intangible drilling tax credits, and the United States’ crude oil export ban	5%	100%	5.0%

2015 Company Performance Score	100%

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NAMED EXECUTIVE COMPENSATION (cont’d)

[1]	For TSR, the Company is ranked with the 14 peer companies listed under “Use of Peer Groups” on page 49.

[2]	Normalized to control for the effect of currency exchange rates and commodity price fluctuations so that the measure provides an accurate picture of the Company’s operational efficiency.

[3]

Under the SEC’s five-year rule, Devon and other E&P companies must remove booked reserves that are not expected to be developed in the next five years. Compliance with this rule and refinements in the Company’s reserves methodology which instituted a reduced recovery factor for certain assets combined to cause a downward revision in reserves. A higher commodity pricing environment in the future may allow reserves removed in 2015 to be added back to the Company’s reported reserves.

[4]

Environmental, Health and Safety measures consisted of employee recordable incident rate, contractor recordable incident rate, preventable vehicle incident rate, spill rate, and lost spill rate. The “SIF” rate records serious incidents or fatalities.

The Company’s 2015 performance score is a reflection that the Company performed well on many operational measures but also recorded disappointing results on important measures such as TSR and reserves additions. In the process of evaluating Company performance through the Scorecard, the Committee determined that the weightings assigned to certain measures, in particular the weighting of TSR, resulted in an overall score that failed to reflect the totality of performance for the year. For this reason, the Committee adjusted bonuses downward from 100% to 90% of target.

At its March 2016 meeting, the Committee granted long-term incentives (“LTI”) to named executive officers in the form of performance restricted stock and performance share units. In determining the value of LTI to grant, the Committee considered factors such as Company performance, competitive market data provided by its compensation consultant, the number shares available for grant under the Company’s stockholder-approved LTI plan and the grant value of previous awards. The Committee also took into account a recommendation made by the Company’s executive officers that the value of their grants be decreased as compared to prior years in light of the Company’s negative TSR in 2015 and the challenges facing the oil and gas industry. While the Committee believed the LTI values granted in the prior year were competitive with the awards of similarly situated executives at peer companies, the Committee decided to accept the recommendation and grant LTI at lower values. Executive officers in the same position as the prior year received LTI valued at 33% less than the prior year, and executive officers with increased job duties and responsibilities as compared to the prior year received LTI valued at 33% less than benchmarks. The Committee determined that this outcome would appropriately reflect the factors cited by the executive officers in their recommendation, including a greater alignment between executive officers and stockholders.

Compensation Philosophy and Objectives

Our goal is to be the premier independent oil and natural gas company in North America and to provide our stockholders with top-tier returns over the long-term. To achieve this, we strive to optimize our capital investments to maximize growth in cash flow, earnings, production and reserves. Performance on these measures, particularly cash flow, has a high correlation to changes in share price over the medium and long-term. To excel on these measures, the Company must exercise capital discipline, maintain a strong balance sheet, invest in oil and gas properties with strong full-cycle returns, balance our production and resource mix between oil, natural gas liquids and natural gas, maintain a low overall cost structure and establish an appropriate balance between resource capture and resource development.

This operating strategy requires a compensation philosophy that recognizes near-term operational and financial success as well as decision-making that supports long-term value creation. For these reasons, the Company’s executive compensation program is designed to strike a balance between

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NAMED EXECUTIVE COMPENSATION (cont’d)

the near-term and the long-term by providing executive officers annual performance cash bonuses and LTI awards tied to prospective Company performance. Properly allocating these compensation elements is critical in motivating executive officers to carry out our operating strategy. Overall, the value of an executive officer’s total compensation is weighted in favor of long-term incentives in order to focus the officer’s efforts on the long-term performance of the Company and to encourage the executive to remain at the Company.

The objectives of our compensation program are to:

•	attract and retain highly trained, experienced, and committed executives who have the skills, education, business acumen, and background to lead a large and diversified oil and gas business;

•	motivate and reward executives to drive and achieve our goal of increasing stockholder value;

•	provide balanced incentives for the achievement of near-term and long-term objectives, without motivating executives to take excessive risk; and

•	track and respond to developments, such as changes in competitive pay practices.

The primary components of our executive compensation program consist of base salary, an annual performance cash bonus and long-term equity incentive awards. We generally target each component, as well as the aggregate of the components, at approximately the 50th percentile of comparables within a group of peer companies in our industry. Individual compensation levels may vary from these targets based on performance, expertise, experience or other factors unique to the individual or the Company. We also provide retirement and other benefits typical for our peer group.

The Committee emphasizes TSR performance in the executive compensation programs in order to make realizable pay highly dependent on TSR performance over the short and medium-term periods. When Devon’s TSR underperforms, the structure of Devon’s compensation programs will result in named executive officers generally receiving below-target bonuses and lower-than-average overall compensation compared to executives in similar positions at peer companies because TSR is an important measure for performance cash bonuses and the sole determinant of performance share unit payouts. The converse is true as well: When Devon’s TSR outperforms that of its peers, named executive officers are likely to receive above-target pay and higher-than-average overall compensation compared to executives in similar positions at peer companies. Please see page 47 for a further discussion of realizable pay.

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NAMED EXECUTIVE COMPENSATION (cont’d)

What Devon Does and Doesn’t Do

Good Compensation Governance Practiced by Devon

•    Award Performance-Based LTI—Since December 2011, the Company has delivered LTI in the form of performance share units tied to TSR (50%) and performance restricted stock tied to financial and operating metrics (50%). No stock options have been awarded over this period. Goals for LTI are transparent, including disclosure in this CD&A of the metrics used. Target performance on performance share units requires TSR that is above the peer group median.

•    Utilize a Quantitative Process for Performance Cash Bonuses—In determining bonuses, the Committee assigns a score to the Company’s performance on goals set at the beginning of the year. The Committee then calculates a weighted score that determines the amount of any bonuses.

•    Tie Realizable Pay Opportunities to Company Performance—The Committee regularly reviews the realizable pay of the President and CEO and other executive officers in light of Company performance. This has resulted in pay that tracks Company performance.

•    Require Executives to Hold Devon Stock—Board-adopted guidelines establish robust minimum stock ownership levels for our executive officers.

•    Provide for Clawback of Compensation—Pursuant to a Board-adopted policy, the Committee may clawback performance cash bonuses and LTI if the Company is required to restate its financial statements.

•    Interview Executives—On an annual basis, the Committee conducts in-depth, confidential, one-on-one interviews with each executive officer, which is a unique and highly effective tool in the Committee’s oversight of executive compensation programs.

Controversial Compensation Governance Not Practiced by Devon

☒  Enter into Egregious Employment Agreements—The Company does not enter into contracts containing multi-year guarantees for salary increases or non-performance based bonuses or equity compensation.

☒  Provide Tax Gross-Ups—Employment agreements do not obligate the Company to make tax gross-up payments in the event of a change in control of the Company.

☒  Allow Excessive Severance Benefits and/or Liberal Change-in-Control Payments—Employment agreements do not require cash payments exceeding three times base salary plus target/average/last paid bonus; do not contain liberal change-in-control definitions; do not provide severance payments without job loss (i.e., no “single trigger” cash severance or equity vesting with a change in control).

☒  Allow Speculation on Our Company’s Stock—Company policy prohibits our executives from engaging in short-term or speculative transactions involving our common stock.

☒  Reprice or Replace Underwater Options—The Company does not reprice or replace underwater stock options.

☒  Permit Abusive Perquisites Practices—Perquisites made available to our executives are limited.

Response to Stockholder Feedback

We conduct investor outreach throughout the year to ensure that management and the Board understand the issues that matter most to our stockholders. The Committee continually evaluates the Company’s executive compensation programs and monitors stockholder sentiments. As in prior

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NAMED EXECUTIVE COMPENSATION (cont’d)

years, Company management engaged in discussions with many stockholders on a variety of topics during 2015, including executive compensation and its tie to Company performance. Those discussions did not reveal any current compensation practices that warranted action by the Committee. However, as evidenced by the changes the Committee has adopted over the previous four years, the Committee will continue to monitor feedback and take action when appropriate.

Highlights of executive compensation program changes over the past few years include the following:

Source for Detail	Change in Compensation Practice
2015 Proxy Statement

•  LTI grants after 2014 will not vest in the case of a change in control unless a job loss follows or the acquiring company is not listed on a national securities exchange (i.e., no “single trigger” equity vesting with a change in control). The Committee expects to continue this practice in future years.

•  Stock ownership guidelines for the Company’s President and CEO were increased from five to six times salary.

•  Stock ownership guidelines oblige executive officers to hold at least one-half of shares received from awards until minimum ownership levels are achieved.

2014 Proxy Statement

•  The Board, at the Committee’s recommendation, adopted a clawback policy.

•  The cumulative effect of a series of modifications to the annual performance cash bonus process resulted in the CD&A providing additional details on the specific goals and weightings assigned to performance measures and the bonus process overall.

•  Performance share units required Devon to achieve superior TSR relative to most peers in order to pay out at target.

2013 Proxy Statement

•  Pre-set Company performance measures used in determining annual cash bonuses were assigned specific weightings.

•  All LTI awarded was performance-based and delivered in the form of performance share units tied to TSR (50%) and performance restricted stock tied to a financial metric (50%). No stock options were awarded in 2012 or any following year.

2012 Proxy Statement

•  Annual cash bonuses and LTI were re-designed to be performance-based compensation and eligible for tax deduction under IRS Section 162(m) (subject to certain approvals that have now been obtained).

•  Employment agreements were amended to eliminate tax gross-up payment obligations.

Transition of Company’s President and CEO; Promotion of Mr. Vaughn Following Year-End

Effective August 1, 2015, Mr. Hager was appointed President and CEO following the retirement of Mr. Richels from the same position. In connection with his appointment, Mr. Hager’s salary was increased from $945,000 to $1,275,000. He was also granted an LTI award in the form of performance restricted stock with a grant date fair value of approximately $1,500,000. These compensation decisions were made as a result of the additional responsibilities Mr. Hager assumed as President and CEO of the Company.

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NAMED EXECUTIVE COMPENSATION (cont’d)

In connection with Mr. Richels’ retirement in July 2015, the Committee amended the LTI award granted to Mr. Richels in February 2015 by a prorated amount to reflect the seven months during 2015 that Mr. Richels served as President and CEO. This amendment reduced his LTI award by approximately 40%. Also, because the Company’s current incentive compensation plan does not allow the payment of incentive cash bonuses to executive officers whose service ends before the end of a performance year, Mr. Richels did not receive a performance cash bonus for 2015. With Mr. Richels’ retirement as an employee, the Committee no longer makes compensation decisions for him. Accordingly, none of the discussion in this CD&A of decisions made by the Committee at its 2016 meetings involved any specific evaluation of Mr. Richels or his compensation.

In February 2016, the Company announced the promotion of Mr. Vaughn from Executive Vice President, Exploration and Production to Chief Operating Officer (COO). In connection with the promotion, Mr. Vaughn’s annual salary was increased from $715,000 to $740,000.

Compensation Decisions for 2015

Overview of Pay Decisions

We believe that the proportion of any employee’s total direct compensation that varies based on performance should increase as the scope of an employee’s ability to influence our results increases. Because executive officers have the greatest influence over our results, a significant portion of their overall compensation consists of performance cash bonuses and long-term incentive awards that vary based on performance. This practice is consistent with norms in the oil and gas industry. As illustrated below, compensation decisions made by the Committee at its January and March 2016 meetings resulted in awards heavily weighted in favor of components subject to performance-related variability, with cash bonuses and LTI representing approximately 85% of the estimated value of total direct compensation awarded to our President and CEO and approximately 75% for all other named executive officers. Further, approximately 75% of the compensation awarded to the CEO and 63% of the compensation awarded to the other NEOs was contingent on metrics typically used in the measurement of return. These percentages are based on 100% of the LTI being contingent on the performance measures of cash flow and TSR and 45% of the cash performance bonus weighting being contingent on the measures of TSR, reserves additions, risked resource portfolio improvement and capital expenditures.

Each year, the Committee refers to the following factors in considering any compensation decisions for the named executive officers:

•	Company performance in relation to goals pre-approved by the Committee and the Board of Directors, including the Company’s TSR performance as compared to peers;

•	each named executive officer’s individual performance during the year, including the performance of the business or organizational unit for which the officer is responsible;

•	our compensation philosophy;

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NAMED EXECUTIVE COMPENSATION (cont’d)

•	confidential interviews individually conducted by the Committee with each executive officer;

•	input from the Compensation Consultant (defined below);

•	the Committee’s own review of competitive market data; and

•	the President and CEO’s recommendations (as applicable).

With specific compensation elements, the Committee may supplement its analysis with reference to other factors.

Base Salary

A competitive base salary is vital to ensure that we employ executives who have a combination of business acumen, significant industry experience and longevity with the Company. In order to attract and retain such executives, their base salaries must be competitive with the base salaries of executive officers in similar positions at peer companies. Competitive base salaries coupled with a weighting of the overall compensation package toward pay that varies based on performance allows the Company to compete effectively.

In addition to the factors the Committee generally considers with any compensation decisions, the Committee took the following factors into account at its March 2016 meeting when evaluating whether to adjust the salaries of named executive officers:

•

the scope of responsibility, experience and tenure of each named executive officer, and the development plans for the officer, and the potential of the officer to take on greater or different responsibilities; and

•	the cost controls put in place by the Company for general and administrative expenses.

Based on the foregoing, the Committee determined that no salary increases were warranted in 2016 for the named executive officers other than Mr. Vaughn, who received a 3.5% increase in his base salary to reflect the increase in his responsibilities associated with his promotion to COO. Please note that the SCT’s entries for “Salary” reflect the salaries received by the named executive officers during 2015, including a salary increase approved for Mr. Hager in connection with his appointment as the Company’s President and CEO as of August 1, 2015. The footnotes that accompany the SCT provide additional information on salaries for 2015.

Annual Performance Cash Bonus

The Committee believes that performance bonuses awarded to executives should reflect the near-term financial, operating and strategic performance and current decision-making that affects long-term stockholder value. To achieve this, the Committee utilizes a bonus determination formula that establishes a pre-determined bonus target for each executive officer based on a percentage of his base salary. For 2015, bonus targets for named executive officers ranged from 80% to 135% of base salaries depending on industry norms for the relevant officer position. Actual bonus payouts depend on the Company’s performance in relation to structured and measurable goals approved by the Board and individual contributions to these goals. Because success in the oil and gas industry requires continuous execution on multiple fronts in order to increase stockholder value, the Company’s goals cover a number of both quantitative and qualitative areas, such as delivering stockholder returns and growing our oil and gas production and reserves.

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NAMED EXECUTIVE COMPENSATION (cont’d)

This process supplements the cash bonus eligibility approvals that the Committee makes at the start of each year for purposes of establishing a bonus pool from which actual bonus payouts are made. The Committee’s practice is to establish a bonus pool that may provide bonuses between zero and 200% of the aggregate target bonus amount for executive officers. Unless the Company achieves extraordinary performance on all goals, the Committee will not award bonuses that approach the top of this range.

At its January 2016 meeting, the Committee awarded compensation commensurate with performance reflected by the results on the performance scorecard. With respect to operational and financial metrics, the Company executed on its 2015 business plan by posting results that met or exceeded most goals. The Committee scored the Company highest on three key operational measures in that area: oil and gas production, cash margin per barrel and lease operating costs. However, the Committee also recognized the underperformance of the Company’s TSR for the year on a relative and overall basis. Please refer to the performance scorecard and related discussion on page 35 for additional detail on the performance assessment process.

Although the structure of the performance bonus award process relies on Company performance metrics and the application of set formulas to arrive at bonus amounts, the Committee maintains the authority to decrease or increase the amount of performance cash bonuses determined through the scoring process by up to 25%. For 2015, the Committee determined that the weightings assigned to the performance metrics in the Company Performance Scorecard, in particular the shortfall of TSR from goal, resulted in an overall performance score that failed to reflect the totality of performance for the year. For this reason, the Committee adjusted bonuses downward from 100% to 90% of target.

The following table outlines the calculations made for the performance cash bonuses awarded for 20151:

Executive	2015 Salary[2]	Performance Bonus Target	Company Performance Score	Process Determined Bonus Amount	Actual Award Amount
David A. Hager	$1,275	135%	100%	$1,721	$1,549
Thomas L. Mitchell	$610	100%	100%	$610	$549
Tony D. Vaughn	$715	100%	100%	$715	$644
Darryl G. Smette	$745	100%	100%	$745	$671
Lyndon C. Taylor	$625	80%	100%	$500	$450

[1]	All dollar amounts in thousands.

[2]	Annualized base salary in effect as of December 31, 2015.

Please note that the SCT’s entries for “Non-Equity Incentive Plan Compensation” in 2015 reflect the annual performance cash bonuses listed under the column above titled “Actual Award Amount.”

Long-Term Incentives

A key element of our compensation program is to reward executive officers for long-term strategic accomplishments and enhancement of long-term stockholder value through equity-based incentives that vest over an extended period of time. Long-term incentive compensation plays an essential role in attracting and retaining executive officers and aligns their interests with the long-term interests of our stockholders.

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NAMED EXECUTIVE COMPENSATION (cont’d)

In analyzing the value and type of long-term incentives to award to our named executive officers, the Committee referred to the factors it generally considers for compensation decisions and also took into account incentive awards for others in the organization.

Consistent with the grants of LTI awards in recent years, the Committee determined in its March 2016 meeting that the creation of stockholder value would be promoted by linking all long-term incentives awarded in the year to Company performance. Accordingly, the two types of long-term incentives granted to named executive officers – performance restricted stock and performance share units—only vest if certain levels of performance are achieved. The Committee again elected not to grant any stock options.

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NAMED EXECUTIVE COMPENSATION (cont’d)

The following table describes the long-term incentives granted to named executive officers at the Committee’s meeting in March 2016:

LTI Framework

Type of LTI Award	Purpose	Additional Background and Detail
Performance Restricted Stock (PRS)	Awards of PRS encourage executives to work toward achievement of pre-set financial and operating metrics.

• Tying PRS to financial and operating metrics is designed to promote tax efficiency in awarding compensation to named executive officers.

• Shares only vest if the Company meets the pre-set financial or operating metric. For PRS awards made in early 2016, the Company must attain in 2016 either cash flow before balance sheet changes[1] of at least $500 million or production of at least $175 million BOE in order to vest.

• If the metric is achieved, shares will vest 25% per year over four years. If the metric is not achieved, the grant will be forfeited.

• The use of relatively short-term financial and operating metrics coupled with a long-term vesting schedule incentivizes Company performance for the year while promoting the long-term retention of the executive officer.

Performance Share Units (PSU)	Awards of PSU encourage executives to make decisions and take actions that promote mid-term stockholder return.

• Executives may earn between 0% and 200% of the shares underlying the grant based on the Company’s TSR relative to companies in the peer group over a three-year performance period (January 1, 2016 through December 31, 2018).

• Payout will be determined as of the end of the performance period based on actual TSR performance over the period. The grid below further details the relationship between relative performance and payout levels.

• If the Company’s TSR outperforms that of its peers, executives may earn the targeted number of shares (100%) or more. If the Company’s TSR is at or below median as compared to peers, executives earn fewer shares than targeted with the potential for no payout.

	The Company’s TSR against its peers[2]	Payout percent of shares underlying grant
	1-3	200%
	4	175%
	5	150%
	6	125%
	7 (target)	100%
	8 (median)	90%
	9	80%
	10	70%
	11	60%
	12	50%
	13-15	0%

[1]

Cash flow before balance sheet changes is calculated as cash generated from operating activities over the applicable period absent the effect of changes in working capital and long-term assets and liabilities over the same period.

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NAMED EXECUTIVE COMPENSATION (cont’d)

[2]

The Company and the 14 peer companies listed under “Use of Peer Groups” on page 49 constitute the 15 companies whose TSR will be ranked from highest to lowest to determine share payout under PSU grants.

Our review of peer data conducted in 2015 indicated that the value of long-term incentives awarded to the named executive officers in early 2015 was generally consistent with the Company’s market objective of the 50th percentile of the peer companies.

The Committee approved the grants set forth in the table below at the March 2016 meeting. For the performance restricted stock awards, the Committee selected two metrics—one financial, the other operational as set forth in detail on page 44. The Committee structured performance share unit awards in 2016 substantially the same as those granted in 2015. Named executive officers will not receive an above-target payout unless stockholders experience positive returns over the same period. Awarding LTI conditioned upon specific performance criteria preserves the potential tax deductibility of the awards by the Company.

Long-Term Incentives Granted in 20161

Executive	Item[2]	Performance Restricted Stock[3]	Performance Share Units[3]
David A. Hager	Shares	147,146	147,146
	Value	$2,828	$2,828
Thomas L. Mitchell	Shares	39,890	39,890
	Value	$767	$767
Tony D. Vaughn	Shares	52,030	52,030
	Value	$1,000	$1,000
Darryl G. Smette	Shares	19,945	19,945
	Value	$383	$383
Lyndon C. Taylor	Shares	39,890	39,890
	Value	$767	$767

[1]

For each named executive officer, the Committee first determines the total value of long-term incentives to be awarded then divides the total value approximately equally between performance restricted stock and performance share units.

[2]	Dollar values in thousands.

[3]

In accordance with applicable accounting requirements, we use a different valuation method in the SCT (in this case, a Monte Carlo simulation) for performance share units than in this table. The Monte Carlo simulation for the performance share units, when valued for purposes of inclusion in next year’s SCT as compensation for 2016, will assign a lower per-unit value than the closing price for the Company’s stock as of the grant approval date.

In making its award decisions, the Committee noted the Company’s achievement of certain key goals in 2015 and the leadership the executive team exhibited in a challenging commodity pricing environment. The Committee also recognized the decrease in the Company’s TSR in 2015, the importance of preserving shares available for issuance under Devon’s long-term incentive plan and the executive officers’ recommendation of LTI values lower than prior years. Based on the foregoing, the Committee arrived at LTI awards approximately 33% lower than applicable competitive benchmarks for the two named executive officers who had been promoted since the prior annual award decisions (i.e., Messrs. Hager and Vaughn). For Messrs. Mitchell and Taylor, the Committee determined that awards valued 33% lower than the prior year would be appropriate. Mr. Smette’s

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awards are less than other named executive officers because Mr. Smette will retire during 2016. The Committee arrived at his award value by reducing his prior year’s grant value by one-half then applying a 33% decrease to the amount as occurred with Messrs. Mitchell and Taylor. The SCT’s “Stock Awards” entries in 2015 reflect annual LTI grants approved by the Committee in January 2015. For Mr. Hager, the entry also includes an LTI award he received upon his promotion to President and CEO. For additional information about grants for 2015, please refer to the SCT and accompanying footnotes and the discussion in the CD&A for this year and 2015.

Snapshot Comparison of Compensation Decisions Made Following 2015 and 2014 Company Performance

Pursuant to the Committee’s compensation cycle, the Committee awarded a cash bonus for 2015 performance at its January 2016 meeting. The Committee deferred action on salaries and LTI until its March 2016 meeting when it (1) determined base salaries would not change for the duration of 2016 and (2) granted long-term incentives. In accordance with SEC guidance, the base salary and long-term incentives will appear in next year’s SCT as compensation for 2016 whereas the cash bonus will be reported in this year’s SCT as compensation for 2015. As part of its deliberations each year, the Committee compares the current year’s preliminary pay calculations to the prior year’s compensation outcomes. The review identifies the elements of our named executive officers’ compensation that are awarded based on the Company’s performance for the prior year and typically de-emphasizes elements that are not tied to Company performance or that may be subject to factors outside the control of the Committee, such as actuarial estimates used in calculating pension values for purposes of the SCT and other required tables.

The table below illustrates the difference in compensation awarded by the Committee to the named executive officers in the first quarters of 2016 and 2015 related to 2015 and 2014 performance, respectively. The compensation awarded to Messrs. Mitchell, Vaughn, Smette and Taylor fell between 21% and 41% from the prior year. Mr. Hager’s awarded compensation increased marginally over the prior year due to his promotion to President and CEO.

Comparison of Total Direct Pay[1]
Executive	Year[2]	Base Salary Rate[3]	Performance Cash Bonus[4]		Value of Annual LTI Grant[6]	Total Direct Pay	2015 Compared to 2014
			$	% of Target[5]
David A. Hager	2015	$1,275	$1,549	90%	$5,667	$8,491	increase of 0.8%
	2014	$1,275	$1,350	150%	$5,799	$8,424
Thomas L. Mitchell	2015	$610	$549	90%	$1,533	$2,692	decrease of 27.9%
	2014	$610	$825	150%	$2,299	$3,734
Tony D. Vaughn	2015	$740	$644	90%	$2,000	$3,384	decrease of 21.2%
	2014	$715	$1,080	166%	$2,499	$4,294
Darryl G. Smette	2015	$745	$671	90%	$767	$2,183	decrease of 41.7%
	2014	$745	$1,080	150%	$2,299	$4,124
Lyndon C. Taylor	2015	$625	$450	90%	$1,533	$2,608	decrease of 28.4%
	2014	$625	$720	150%	$2,299	$3,644

[1]	All dollar amounts shown in thousands.

[2]	References to “Year” are to the pay decisions made by the Committee following the applicable year and may not align to the amounts shown in the SCT for the respective years due to SEC reporting rules.

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[3]

Other than the salary reflected for Mr. Hager in 2014, the column reflects the base salary rate determined at the Committee meeting following year end. Mr. Hager’s salary was increased in the third quarter of 2015 following his appointment as President and CEO. The salary shown for him in 2014 takes into account the mid-year salary adjustment since the Committee made the change based on similar factors to those it considered when making compensation decisions in January 2015.

[4]	Bonus targets are set as a percentage of base salary in effect as of year-end. Please refer to the section titled “Performance Cash Bonuses” for additional information about the process for 2015.

[5]	The bonus target for Mr. Hager is 135% of his prior year’s annualized salary rate. The bonus target for each of Messrs. Mitchell, Vaughn and Smette is 100%. The bonus target for Mr. Taylor is 80%.

[6]

All amounts calculated using the face-value method (value divided by the closing price of the Company stock as of the grant approval date). Other than the grant made to Mr. Hager in August 2015 in connection with his appointment as President and CEO, all grants reflected for 2014 were made in February 2015. Because Mr. Hager’s grant in August 2015 was subject to the same performance metric as the grants made in February 2015 and based on similar factors to those the Committee considered at that time, the August 2015 grant is shown under 2014. Grants reflected for 2015 were made in March 2016.

Effect of Company Performance on President and CEO Realizable Pay

The following chart demonstrates that the executive compensation programs are meeting one of their key objectives: Company TSR performance, especially relative to peer companies, significantly impacts the realizable compensation of our executives. As shown below, Mr. Hager’s realizable pay for the past three years ending December 31, 2015, was, in aggregate, 33.3% less than target. This underscores that the Committee’s emphasis on relative TSR as a key metric for performance cash bonuses and performance share units over the past three years has made target level pay unachievable without consistently superior TSR performance by the Company relative to peers. The Committee believes this analysis serves as the best measure of the alignment between pay-for-performance and the creation of stockholder value rather than a theoretical analysis based on targets or less tangible measures.

CEO Realizable Pay

Notes:

All dollar amounts shown in thousands.

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On June 3, 2013, Mr. Hager was promoted from Executive Vice President to COO. He served as COO until his appointment as President and CEO on August 1, 2015. The increase in his pay targets over the period covered by the chart corresponds with his increasing responsibilities with the Company.

Amounts shown for each “Target” column reflect the compensation decisions made by the Committee at its annual meetings in November 2012 (labeled “2013 Pay”), January 2014 (labeled “2014 Pay”), and January 2015 (labeled “2015 Pay”) the results of which are disclosed by the Company in the proxy statements for the Company’s 2013, 2014 and 2015 annual meetings. For each column, the amounts reflect the aggregate grant date fair values of LTI awarded by the Committee at the meeting plus the base salary and targets for performance cash bonuses set for the following year.

“% TSR Change” covers, (a) for the first column, the period from December 31, 2012 to December 31, 2015, (b) for the second column, the period from December 31, 2013 to December 31, 2015, and (c) for the third column, the period from December 31, 2014 to December 31, 2015.

“% Difference between Realizable and Target Pay” reflects the difference, expressed as a percentage of “Target,” between “Target” and “Realizable” pay as of December 31, 2015 for each respective column.

Compensation Process Background

The Committee is responsible for and directs the process of reviewing and determining compensation for named executive officers. The Committee retains an external compensation consultant to provide assistance with the process. The role of the Committee and the compensation consultant, which include the development of a peer group to which we compare our executive officers’ compensation, are further described in the following sections.

Role of the Committee

The Committee establishes our executive compensation philosophy and administers the overall executive compensation program. The Committee operates under a written charter approved by the Board of Directors, a copy of which is available at www.devonenergy.com.

Each year, the Committee conducts an individual, in-depth, confidential interview with each executive officer to discuss the officer’s analysis of the Company’s overall performance for the year, performance within the officer’s area of responsibility, and any issues or concerns the officer may have regarding the Company’s operations. We believe this is a unique and highly effective tool in the Committee’s oversight of the executive compensation process. In addition, the President and CEO discusses with the Committee his evaluation of each executive officer’s performance, development and potential to take on greater or different responsibilities. The President and CEO also provides compensation recommendations to the Committee for all executive officers (other than himself).

The Committee considers the various factors described in this CD&A, including its interviews with executive officers and the President and CEO’s evaluations of each executive officer’s performance and, in a closed session without the President and CEO present, the Committee sets the President and CEO’s compensation. The Committee then determines whether to approve the compensation recommendations provided by the President and CEO for the other executive officers.

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Role of the Compensation Consultant

For 2015, the Committee retained Meridian Compensation Partners, LLC (the “Compensation Consultant”) as its external compensation consultant. The Compensation Consultant evaluated the competitiveness of our programs and assisted with executive compensation program design. The Committee has the final authority to hire and terminate the Compensation Consultant, and the Committee annually evaluates the performance of the Compensation Consultant.

In selecting its consultant, the Committee considers factors that could affect the consultant’s independence, including whether the consultant provides services to the Company other than under its engagement by the Committee and the other factors set forth in the Committee’s charter. Based on this review, the Committee determined that no conflicts of interest influence the work of the Compensation Consultant in its review of executive compensation.

Use of Peer Groups

To successfully compete for executive talent, the Committee, working with the Compensation Consultant, annually compares the compensation of our executive officers to the compensation of similarly situated executives at peer companies with business operations focused on the exploration and production of oil and gas. In establishing a peer group, the Committee primarily seeks companies with asset and market values similar to the Company. The Committee also considers enterprise values, calculated as market value plus net long-term debt and preferred stock, of the companies. The Committee believes these metrics are appropriate for determining peers because they provide a reasonable point of reference for comparing executives with similar positions and responsibilities. At the time the Committee approved the peer group for 2015, the Company was generally positioned between the 50th and 75th percentiles of the peer group on each of these metrics, which indicates that Devon was larger than most of its peers.

The approved peer group for 2015 consisted of the 14 companies listed below.

Anadarko Petroleum Corporation

Apache Corporation

Chesapeake Energy Corporation

Concho Resources Inc.

ConocoPhillips

Continental Resources, Inc.

EnCana Corporation

EOG Resources, Inc.

Hess Corporation

Marathon Oil Corporation

Murphy Oil Corporation

Noble Energy, Inc.

Occidental Petroleum Corporation

Pioneer Natural Resources Company

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The Committee’s peer group analysis consists of all components of total direct compensation, including base salary, annual bonus, and long-term incentives. The Compensation Consultant collected and summarized compensation data from the proxy statements of the peer group companies and the Compensation Consultant’s proprietary databases.

In January 2015, the Committee replaced Newfield Exploration Company and Talisman Energy Inc. with Continental Resources, Inc. and Concho Resources Inc. as members of the peer group in order to better align the peer group with the objectives outlined above. No changes to the peer group were made in the Committee’s meetings in early 2016.

Tally Sheet Review

The Committee annually reviews tally sheets for executive officers that include all elements of compensation, including potential payments under various termination scenarios. Tally sheets allow the Committee to evaluate compensation elements individually and collectively. Please refer to the tables that follow this CD&A for additional information.

Succession Planning

The Company has a robust succession-planning process to ensure the development of executive talent for the near- and long-term. The process and progress are reviewed with the Committee and the Board on an annual basis. In 2015, Mr. Richels retired as the Company’s President and CEO and, pursuant to such succession-planning process, Mr. Hager assumed executive leadership of the Company.

Additional Compensation Information

Retirement Benefits

Our named executive officers are entitled to participate in the following retirement benefits:

•	a qualified 401(k) Plan with a Company match of up to 6%;

•

a nonqualified Deferred Compensation Plan that allows eligible employees to defer cash compensation beyond the limits placed on the 401(k) Plan by the Internal Revenue Code and permits the Company to contribute a match to the extent that the match available under the qualified 401(k) Plan is limited;

•

a qualified Defined Benefit Plan that provides annual retirement income of 65% of final average compensation (i.e., the average of the highest three consecutive years’ compensation from salary and cash bonuses out of the last 10 years), less any benefits due to the participant under Social Security, times a fraction, the numerator of which is credited years of service up to a maximum of 25 and the denominator of which is 25; and

•

a nonqualified defined benefit plan (the Supplemental Retirement Income Plan or SRIP) that, among other things, provides retirement benefits calculated without certain limitations applicable to the Defined Benefit Plan, accrues over 20 years of service (rather than the 25 years applicable to the Defined Benefit Plan), includes a five-year vesting schedule, and allows for payments in a lump sum upon a change in control of the Company.

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NAMED EXECUTIVE COMPENSATION (cont’d)

Messrs. Mitchell and Hager joined the Company after our Defined Benefit Plan was closed to new participants. In lieu of participating in the Defined Benefit Plan and the SRIP, they are eligible to participate in the enhanced defined contribution structure of the 401(k) Plan and receive a Company retirement contribution to their 401(k) accounts equal to 8% of compensation. They are also eligible to participate in additional nonqualified defined contribution plans in lieu of participating in the SRIP.

For additional information on the Defined Benefit Plan, the SRIP, and the defined contribution plans as well as the present values of the accumulated benefits of our named executive officers under each plan, please refer to the Pension Benefits for the Year Ended December 31, 2015 section on page 60 and the Nonqualified Deferred Compensation Plan in 2015 section on page 65.

Other Benefits

The limited perquisites made available to our executives are listed in detail in the “All Other Compensation” table on page 55. Personal use of aircraft by executives on a limited basis is allowed as approved by the President and CEO. The Committee reviews the personal use of aircraft on an annual basis and has noted that the use has been minimal.

Post-Termination or Change-in-Control Benefits

We maintain employment agreements with each of our named executive officers. These agreements provide each named executive officer certain additional compensation if his employment is involuntarily terminated other than for cause or if the executive voluntarily terminates his employment for “good reason,” as those terms are defined in the relevant agreements. Also, in these situations, the applicable named executive officer fully vests in any unvested long-term incentive awards.

If a named executive officer is terminated within the two-year period following a change in control, the executive is also entitled to an additional three years of service credit and age in determining entitlement to retiree medical benefits and SRIP benefits (or with respect to the nonqualified defined contribution plan in which Messrs. Mitchell and Hager participate, an additional three years of contributions by the Company). The employment agreements do not include “gross-up” provisions that obligate the Company to pay an additional amount to the named executive officer if his benefits under the employment agreement or any other Company arrangement are subject to the tax imposed on excess parachute payments by Section 4999 of the Internal Revenue Code. Employment agreements with post-termination and change-in-control benefits such as these are typical in the oil and gas industry and necessary in order to compete for executive talent. Please refer to the Potential Payments Upon Termination or Change-in-Control section on page 67 for more information.

Our award agreements for long-term incentives granted to our named executive officers provide that officers who meet certain years-of-service and age criteria are eligible to continue to vest in the outstanding awards as scheduled under the agreements subject to certain covenants and agreements.

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Stock Ownership Guidelines

Ownership of our stock by our executives aligns their interests with the interests of our stockholders. Accordingly, the Board of Directors maintains stock ownership guidelines that require each executive officer who has served in such capacity for at least five years to own shares of common stock at least equal in value to a multiple of his base salary. The guidelines establish the following minimum ownership levels:

Officer Title	Share Ownership Expectation as Multiple of Base Salary
President and CEO	Six times base salary
Chief Operating Officer	Four times base salary
Executive Vice Presidents	Three times base salary

The guidelines require an executive officer who has served in such capacity less than five years to maintain ownership of at least one-half of the shares of Devon common stock received through equity-based awards from the Company (net of taxes) until the officer meets his or her ownership requirement.

As of March 31, 2016, the named executive officers employed by the Company held stock in excess of the levels required in the guidelines. Our executives have historically maintained share ownership levels well above our guidelines. For purposes of calculating share ownership levels, the Board includes (i) shares owned directly by the officer and his immediate family members who share the same household, (ii) shares owned beneficially by the officer and his immediate family members residing in the same household, and (iii) unvested restricted stock for which any performance conditions have been met.

The Company also has a policy that prohibits our personnel from engaging in short-term or speculative transactions involving our common stock. This policy prohibits trading in our stock on a short-term basis, engaging in short sales, buying and selling puts and calls, and discourages the practice of purchasing the Company’s stock on margin.

For additional detail on the stock owned by our named executive officers, please refer to the Security Ownership of Management table on page 75.

Compensation Program and Risk-Taking

Our executive compensation program is designed to provide executive officers incentives for the achievement of near-term and long-term objectives, without motivating them to take unnecessary risk. As part of its review of the impact of the Company’s compensation programs, including its executive compensation program, on the Company’s risk profile and risk management, the Committee noted the following factors that discourage the Company’s executives from taking unnecessary or excessive risk:

•	the Company’s operating strategy and related compensation philosophy;

•	the effective balance of our compensation program between cash and equity, near-term and long-term focus, corporate and individual performance, and financial and non-financial performance;

•	a multi-faceted approach to performance evaluation and compensation that does not reward an executive for engaging in risky behavior to achieve one objective to the detriment of other objectives; and

•	significant executive stock ownership pursuant to our stock ownership guidelines.

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NAMED EXECUTIVE COMPENSATION (cont’d)

Based on this review, the Committee believes that the compensation programs, including the executive compensation program, do not encourage employees to take unnecessary or excessive risk.

Policy for Recovery of Compensation (Clawback Policy)

The Board has a policy that provides for the recovery of bonuses, incentives and equity-based compensation awarded to executive officers under certain circumstances (the “Clawback Policy”). In the event of a restatement of the Company’s financial statements that leads to a revision of one or more performance measures on which was based a performance cash bonus or other incentive compensation, the Committee may require reimbursement or forfeiture of all or a portion of any bonus or incentive compensation subject to the Clawback Policy.

Consideration of Tax Implications

Section 162(m) of the Internal Revenue Code disallows, with certain exceptions, a federal income tax deduction for compensation over $1,000,000 paid to the Chief Executive Officer or any other named executive officer except the Chief Financial Officer. One exception applies to “performance-based compensation” paid pursuant to stockholder approved employee benefit plans (essentially, compensation that is paid only if the individual’s performance meets pre-established objective performance goals using performance measures approved by our stockholders).

In recent years, the Company’s stockholders have approved an incentive compensation plan and long-term incentive plan that were designed, in part, to assure that certain bonuses paid and equity awarded under the respective plans would qualify as performance-based compensation. Accordingly, the Company expects that recent cash performance bonuses and any shares that vest pursuant to LTI awards with performance criteria will qualify as performance based and thereby preserve the Company’s ability to treat the awards as compensation expense for tax purposes. Notwithstanding, the Committee believes that stockholder interests are best served by allowing the Committee to retain the discretion to structure, determine, and approve the payments and awards under our compensation program even if those decisions could result in non-deductible compensation under certain circumstances or in future years.

Change in Pension Value

By SEC rule, the Company’s SCT must attribute a value to the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” for each named executive officer. This value is included in the calculation of the SCT’s “Total” compensation for each named executive officer. For some NEOs in 2015, “Change in Pension Value and Nonqualified Deferred Compensation Earnings” is a significant number.

None of the values expressed in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column arise from the payment of above market or preferential earnings on deferred compensation as no such payments have been made by the Company. The values do not reflect payments made to the named executive officers during 2015 and do not arise from compensation decisions made by the Committee in or for 2015. Instead, the values are limited to the “Change in Pension Value” for the year resulting from changes in the actuarial estimate of the value of future annuity payments arising from year-over-year changes to the relevant executive officer’s age, service years with the Company and earnings as well as prescribed mortality and interest rate assumptions.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the preceding Compensation Discussion and Analysis section with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

Duane C. Radtke, Chairperson

John. E. Bethancourt

Robert A. Mosbacher, Jr.

SUMMARY COMPENSATION TABLE

The following table and accompanying footnotes summarize the compensation earned, awarded, paid, or attributed to our named executive officers for the years indicated below. The named executive officers are our President and Chief Executive Officer, our Chief Financial Officer, the three other most highly compensated executive officers of the Company serving as of December 31, 2015, and our Vice Chairman, who retired as the President and Chief Executive Officer of the Company on July 31, 2015. This table should be read together with our Compensation Discussion and Analysis (see page 31), which includes information about Company performance for 2015, our compensation philosophy and objectives, the programs and plans that underlie executive officer compensation opportunities, and the Committee’s process for awarding compensation.

Name and Principal Position	Year	Salary ($)[1]	Bonus ($)		Stock Awards ($)[2]		Non-Equity Incentive Plan Compensation ($)[3]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)[5]	Total ($)
David A. Hager	2015	1,107,692	-		6,402,788		1,549,000	-	817,414	9,876,894
President and Chief	2014	895,385	-		4,465,014		1,350,000	-	587,479	7,297,878
Executive Officer	2013	829,885	600		-		870,000	-	832,002	2,532,487
Thomas L. Mitchell	2015	624,231	-		2,621,844		549,000	-	439,860	4,234,935
Executive Vice President and Chief Financial Officer	2014	454,808	363,330	[6]	3,295,083		825,000	-	132,752	5,070,973

Darryl G. Smette	2015	769,808	-		2,621,844		671,000	-	133,748	4,196,400
Executive Vice President	2014	715,231	-		2,568,424		1,080,000	1,049,924	102,104	5,515,683
Marketing, Facilities, Pipelines and Supply Chain	2013	688,462	600		-		689,000	-	153,026	1,531,088
Tony D. Vaughn	2015	732,500	-		2,850,228		644,000	372,345	113,841	4,712,914
Chief Operating Officer	2014	634,615	-		2,568,424		1,080,000	1,255,414	75,979	5,614,432
	2013	589,182	600		-		550,000	28,007	72,528	1,240,317
Lyndon C. Taylor	2015	645,192	-		2,621,844		450,000	332,909	87,003	4,136,948
Executive President and
General Counsel
John Richels	2015	924,000	-		6,002,400	[7]	-	2,222,379	294,792	9,443,571
Vice Chairman, former President and Chief Executive Officer	2014	1,447,385	-		10,047,382		3,144,960	6,727,598	243,705	21,611,030
	2013	1,400,000	600		-		1,890,000	3,244,355	424,928	6,959,883

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[1]

The annual 2015 base salary rates for Mr. Hager, $945,000; Mr. Mitchell, $610,000; Mr. Smette, $745,000; Mr. Vaughn, $715,000; Mr. Taylor, $625,000; and Mr. Richels, $1,456,000 were set at the Compensation Committee’s January 2015 meeting and took effect on February 7, 2015. Mr. Hager’s base salary rate increased to $1,275,000 on August 1, 2015 when he assumed the position of President and Chief Executive Officer. The actual salary numbers reflected for 2015 exceed the annual rates approved by the Committee because 2015 included an extra pay period under the Company’s bi-weekly pay schedule.

[2]

The dollar amounts reported in this column represent the aggregate grant date fair values of the stock awards. The assumptions used to value stock awards are discussed in Note 4 – Share-Based Compensation of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. As disclosed in our 2014 Proxy Statement, after 2012 the Company modified its annual performance assessment and award timeline for all employees, including the named executive officers, so that all compensation awards may be considered and awarded at one time shortly after the end of the year. Because of the changes, no stock awards appear for 2013 performance. Stock awards for 2014 and 2015 were made in February 2014 and February 2015 on this new timeline. Additional information on stock awards may be found in the Grants of Plan-Based Award Table on page 56. Please also see page 45 for a description of stock awards granted in early 2016. No option awards have been granted to named executive officers since 2011.

[3]	This column reflects performance cash bonuses awarded to our named executive officers.

[4]

The dollar amounts reported in this column reflect the aggregate change in the actuarial present value of each named executive officer’s accumulated benefits under our Defined Benefit Plan and the Supplemental Retirement Income Plan (SRIP) during the applicable year. The amounts shown for each year do not reflect payments made to the executives during the applicable year. None of our named executive officers received above market or preferential earnings on deferred compensation in any of the reported years. For Mr. Smette, the actuarial present value of his pension benefit decreased by $278,144 in 2015 due to a change in the discount rate required to be used in the calculation of his benefit once he reached the maximum plan age credit of 65. Messrs. Hager and Mitchell joined the Company after our Defined Benefit Plan was closed to new participants.

[5]	Details for the amounts shown in this column for 2015 are reflected in the supplemental table that follows.

[6]

In 2014, Mr. Mitchell received a cash bonus upon the commencement of his employment with the Company. The amount was intended to replace a portion of the compensation he forfeited by resigning from his prior employer.

[7]

In connection with Mr. Richels’ retirement as President and Chief Executive Officer, the long-term incentive awards granted to Mr. Richels on February 10, 2015 were prorated to reflect the seven months during 2015 that Mr. Richels served as President and Chief Executive Officer of the Company. These amendments reduce the amount of (i) the 2015 award of shares of performance restricted stock from 70,120 shares to 41,000 shares and (ii) the 2015 award of performance share units from 70,100 units to 41,000 units, in each case effective as of September 16, 2015. In the aggregate, the original value of the grant was approximately $10,263,924. The amount shown in “Stock Awards” corresponds to the value of the prorated number of shares and units covered by his award.

The following supplemental table shows the components of “All Other Compensation” for 2015 in the previous table.

Name	Group Term Life Insurance Premiums ($)	401(k) Plan Employer Match and Retirement Contribution ($)	Deferred Compensation Plan Employer Match ($)	Defined Contribution Restoration Plan Employer Contribution ($)		Defined Contribution Supplemental Executive Retirement Plan Employer Contribution ($)	Personal Air Travel ($)[1]	Director Compensation ($)[2]	Total ($)
David A. Hager	5,091	35,000	131,562	177,515	[3]	466,962	1,284	-	817,414
Thomas L. Mitchell	5,091	29,150	35,527	94,738	[3]	275,354	-	-	439,860
Darryl G. Smette	15,035	15,900	95,088	-		-	7,725	-	133,748
Tony D. Vaughn	5,091	15,900	92,850	-		-	-	-	113,841
Lyndon C. Taylor	5,091	15,900	66,012	-		-	-	-	87,003
John Richels	4,775	15,900	216,478	-		-	16,639	41,000	294,792

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NAMED EXECUTIVE COMPENSATION (cont’d)

[1]

The aggregate incremental cost to the Company for personal use of our aircraft is calculated based on our average variable operating costs. Variable operating costs include fuel, engine reserves, maintenance, weather-monitoring, on-board catering, landing/ramp fees and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of hours our aircraft flew to determine an average variable cost per hour. This average variable cost per hour is then multiplied by the hours flown for personal use to determine the incremental cost. The methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft and non-trip related hangar expenses. The Company does not reimburse executives for the personal tax liability attributable to personal air travel.

[2]

Mr. Richels retired as President and CEO on July 31, 2015. Prior to his retirement, he did not receive compensation for his service on Devon’s Board. The amounts shown in this column reflect his compensation as a Director following his retirement.

[3]

Messrs. Hager and Mitchell joined the Company after the Defined Benefit Plan was closed to new participants. Instead, they are eligible for and receive enhanced employer retirement contributions to the 401(k) plan and certain non-qualified defined contribution arrangements.

GRANTS OF PLAN-BASED AWARDS

The Grants of Plan-Based Awards table sets forth information concerning performance cash bonuses, performance restricted stock, performance share units, and restricted stock granted during 2015 for the named executive officers as described below.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock Awards ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
David A. Hager	1/26/2015 2/10/2015 2/10/2015 8/10/2015	[2] [3] [4]	- - - -	1,721,250 - - -	3,442,500 - - -	- - - -	- 33,500 33,480 31,329	- 33,500 66,960 31,329	- 2,150,030 2,752,726 1,500,033
Thomas L. Mitchell	1/26/2015 2/10/2015 2/10/2015	[2] [3]	- - -	610,000 - -	1,220,000 - -	- - -	- 17,920 17,900	- 17,920 35,800	- 1,150,106 1,471,738
Darryl G. Smette	1/26/2015 2/10/2015 2/10/2015	[2] [3]	- - -	745,000 - -	1,490,000 - -	- - -	- 17,920 17,900	- 17,920 35,800	- 1,150,106 1,471,738
Tony D. Vaughn	1/26/2015 2/10/2015 2/10/2015	[2] [3]	- - -	715,000 - -	1,430,000 - -	- - -	- 19,480 19,460	- 19,480 38,920	- 1,250,226 1,600,001
Lyndon C. Taylor	1/26/2015			500,000	1,000,000	-	-	-	-
	2/10/2015	[2]	-	-	-	-	17,920	17,920	1,150,106
	2/10/2015	[3]	-	-	-	-	17,900	35,800	1,471,738
John Richels	1/26/2015 2/10/2015 2/10/2015	[2,5] [3,5]	- - -	- - -	- - -	- - -	- 41,000 41,000	- 41,000 82,000	- 2,631,380 3,371,020

[1]

The amounts shown in the column reflect a range of possible payouts for the performance cash bonus awards made on the dates indicated. Performance related to these awards was certified by the Committee following the end of the year and amounts were paid shortly thereafter. The awards were earned and paid at 90% of target levels; actual payouts under these awards are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Please refer to “Annual Performance Cash Bonus” on page 41 for more information about our 2015 performance cash bonuses, including how the Committee establishes bonus targets and performance goals and engages in a scoring process to determine actual payouts.

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NAMED EXECUTIVE COMPENSATION (cont’d)

[2]

The amounts shown in the rows reflect the possible payout for the performance restricted stock awards made on the dates indicated. All awards were made under Devon’s 2009 Long-Term Incentive Plan (as amended and restated, the “2009 LTIP”). For more information, please see the discussion of “Long-Term Incentives” starting on page 42 of this Proxy Statement. While that discussion specifically covers grants made in March 2016, the terms and conditions of those awards and the awards reflected in this table are similar. However, unlike the March 2016 grants which are tied to an operating metric and a financial metric, vesting of the 2015 grants are tied to achievement of a single financial metric for the year, cash flow before balance sheet changes.

[3]

The amounts shown in the rows reflect the range of possible payouts for the performance share unit awards made on the dates indicated. All awards were made under the 2009 LTIP. For more information, please see the discussion of “Long-Term Incentives” starting on page 42 of this Proxy Statement. While that discussion specifically covers grants made in March 2016, the terms and conditions of those awards and the awards reflected in this table are substantially the same.

[4]

Upon Mr. Hager’s appointment as President and Chief Executive Officer, he was granted performance restricted stock under the 2015 LTIP covering 31,329 shares, the vesting of which was subject to the achievement of a financial metric for the performance period of January 1, 2015 to December 31, 2015. Following year end, the Committee certified achievement of the metric, cash flow before balance sheet changes of at least $4 billion. The award will vest 25% on each anniversary of the grant date.

[5]

See footnote 7 to the SCT for details on the prorated reduction of the long-term incentives granted to Mr. Richels in 2015. The amounts shown correspond to the prorated number of shares and units underlying his award.

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NAMED EXECUTIVE COMPENSATION (cont’d)

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows the number of shares covered by exercisable and unexercisable options and unvested restricted stock, performance restricted stock and performance share awards owned by our named executive officers on December 31, 2015.

	Option Awards				Stock Awards
							Equity Incentive Plan Awards:
Name	Number of Securities Underlying Unexercised Options (#) Exercisable[1]	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)[3]	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[3]
David A. Hager	45,000		44.69	03/30/2017
	56,800		63.80	12/07/2017
	56,150		73.43	12/01/2018
	43,550		65.10	11/30/2019
							7,130	[4]	228,160
							28,500	[5]	912,000
							25,575	[6]	818,400
							34,080	[7]	1,090,560
							33,500	[8]	1,072,000
							33,480	[9]	1,071,360
							31,329	[10]	1,002,528
Thomas L. Mitchell					12,788	409,216
							25,575	[6]	818,400
							17,920	[7]	573,440
							17,900	[8]	572,800
Darryl G. Smette	45,000		65.32	12/07/2016
	41,000		63.80	12/07/2017
	43,050		73.43	12/01/2018
	33,400		65.10	11/30/2019
							5,470	[4]	175,040
							21,860	[5]	699,520
							14,715	[6]	470,880
							19,600	[7]	627,200
							17,920	[8]	573,440
							17,900	[9]	572,800
Tony D. Vaughn	31,000		65.32	12/07/2016
	27,300		63.80	12/07/2017
	25,500		73.43	12/01/2018
	24,050		65.10	11/30/2019
					3,805	121,760
							15,200	[5]	486,400
							14,715	[6]	470,880
							19,600	[7]	627,200
							19,480	[8]	623,360
							19,460	[9]	622,720

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NAMED EXECUTIVE COMPENSATION (cont’d)

	Option Awards				Stock Awards
							Equity Incentive Plan Awards:
Name	Number of Securities Underlying Unexercised Options (#) Exercisable[1]	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)[3]	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[3]
Lyndon C. Taylor	40,300		65.32	12/07/2016
	36,700		63.80	12/07/2017
	33,700		73.43	12/01/2018
	26,150		65.10	11/30/2019
							5,470	[4]	175,040
							21,860	[5]	699,520
							14,715	[6]	470,880
							19,600	[7]	627,200
							17,920	[8]	573,440
							17,900	[9]	572,800
John Richels	126,600		65.32	12/07/2016
	119,600		63.80	12/07/2017
	187,100		73.43	12/01/2018
	145,175		65.10	11/30/2019
							21,390	[4]	684,480
							85,540	[5]	2,737,280
							57,540	[6]	1,841,280
							76,700	[7]	2,454,400
							41,000	[8,11]	1,312,000
							41,000	[9,11]	1,312,000

[1]

The column reflects options granted on December 8, 2008, March 31, 2009, December 8, 2009, December 2, 2010 and December 1, 2011. With each grant reflected in the column, 20% of the options vest on the date of grant and on each anniversary date of the grant date.

[2]

The amount shown for Mr. Mitchell represents a restricted stock award that was made on February 28, 2014. The amount shown for Mr. Vaughn represents a restricted stock award that was made on November 29, 2012. In each case, the restricted stock vests at the rate of 25% on each of the first four anniversary dates of the original grant date.

[3]	Based on a stock price of $32.00, the closing price of our common stock on December 31, 2015.

[4]

As established at the time of grant, performance restricted stock for 2012 was only earned if the Company achieved a pre-set cash flow goal for 2013 (see page 42 of our 2013 proxy statement for additional information on the goal). In January 2014, the Committee determined that the goal had been achieved and 25% of the shares granted immediately vested and 25% will vest on each of the 2nd, 3rd and 4th anniversaries of the grant date (November 29) in accordance with the applicable award agreements.

[5]

For performance share units granted in 2012, the number of shares listed is based on target level of performance for the three-year period from January 1, 2013 to December 31, 2015. The actual number of shares paid out was based on the Company’s relative TSR, as determined by the Committee following the period pursuant to the grid set forth on page 42 of our 2013 proxy statement. At its January 2016 meeting, the Committee determined that the Company’s TSR for the period ranked 7th in the 15 member peer group. Pursuant to terms of the grant, 120% of each executive’s target shares were determined by the Committee to be earned and the shares were subsequently released to each executive.

[6]

As established at the time of grant, performance restricted stock for 2014 was only earned if the Company achieved a pre-set cash flow goal for 2014 (see page 42 of our 2014 proxy statement for additional information on the goal). In January 2015, the Committee determined that the goal had been achieved and 25% of the shares granted immediately vested and 25% will vest on each of the 2nd, 3rd and 4th anniversaries of the grant date.

[7]

For performance share units granted in 2014, the number of shares listed is based on target level of performance for the three-year period from January 1, 2014 to December 31, 2016. The actual number of shares paid out will be based on the Company’s relative TSR, as determined by the Committee following the period pursuant to the grid set forth on page 42 of our 2014 proxy statement.

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NAMED EXECUTIVE COMPENSATION (cont’d)

[8]

As established at the time of grant, performance restricted stock for 2015 was only earned if the Company achieved a pre-set cash flow goal for 2015 (see page 43 of our 2015 proxy statement for additional information on the goal). In January 2016, the Committee determined that the goal had been achieved and 25% of the shares granted immediately vested and 25% will now vest on each of the 2nd, 3rd and 4th anniversaries of the grant date.

[9]

For performance share units granted in 2015, the number of shares listed is based on target level of performance for the three-year period from January 1, 2015 to December 31, 2017. The actual number of shares paid out will be based on the Company’s relative TSR, as determined by the Committee following the period pursuant to the grid set forth on page 43 of our 2015 proxy statement.

[10]

Mr. Hager was granted a performance restricted stock award upon his appointment as President and Chief Executive Officer of the Company. This grant was only earned if the Company achieved the pre-set cash flow goal described in footnote 8 above. Because the goal was achieved, 25% of the shares will vest on each anniversary of the grant date.

[11]

See footnote 7 to the SCT for details on the prorated reduction of the long-term incentives granted to Mr. Richels in 2015. The amounts shown correspond to the prorated number of shares and units underlying this award.

OPTION EXERCISES AND STOCK VESTED DURING 2015

The table below shows the number of shares of our common stock acquired during 2015 upon the vesting of stock awards granted to the named executive officers in previous years. During 2015, there were no transactions for stock option exercises.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
David A. Hager	24,876	1,398,972
Thomas L. Mitchell	12,787	806,520
Darryl G. Smette	17,436	967,556
Tony D. Vaughn	13,623	768,923
Lyndon C. Taylor	15,900	880,297
John Richels	71,295	3,960,536

[1]	The dollar amounts shown in this column are determined by multiplying the number of shares of common stock acquired upon vesting by the per share market price of our common stock on the vesting date.

Pension Benefits

We maintain three defined benefit retirement plans in which certain of our named executive officers may participate. Messrs. Mitchell and Hager joined the Company after the defined benefit retirement plans were closed to new participants and therefore do not participate in the plans.

•	A tax qualified defined benefit retirement plan and related trust for certain employees (Defined Benefit Plan);

•	A nonqualified Benefit Restoration Plan (BRP) that provides benefits that would be provided under the Defined Benefit Plan except for:

–	limitations imposed by the Internal Revenue Code, and

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NAMED EXECUTIVE COMPENSATION (cont’d)

–	the exclusion of nonqualified deferred compensation in the definition of compensation; and

•	A nonqualified Supplemental Retirement Income Plan (SRIP) for a small group of executives that provides benefits similar to those provided by the BRP plus certain additional benefits.

The following table shows the estimated present value of accumulated retirement benefits as provided under the Defined Benefit Plan and the SRIP to the named executive officers. All named executive officers, excluding Messrs. Mitchell and Hager, are participants in the SRIP in lieu of the BRP; therefore, BRP benefits are not included in the following table. SRIP benefits vest after five years of service. Participants who are terminated for cause lose their SRIP benefits and are instead paid under the BRP. Amounts payable under the SRIP or the BRP are reduced by the amounts payable under the Defined Benefit Plan so there is no duplication of benefits. Retirement benefits are calculated based upon years of service and “final average compensation.” Final average compensation consists of the average of the highest three consecutive years’ compensation from salary and cash bonuses out of the last 10 years. The definition of compensation under the Defined Benefit Plan is the same as the definition under the SRIP and BRP except that under the Defined Benefit Plan, nonqualified deferred compensation is excluded and the amount of compensation and pension benefits are limited by the Internal Revenue Code.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)[1]	Payments During Last Fiscal Year ($)
David A. Hager[2]	Defined Benefit Plan	-	-	-
	SRIP	-	-	-
Thomas L. Mitchell[2]	Defined Benefit Plan	-	-	-
	SRIP	-	-	-
Darryl G. Smette	Defined Benefit Plan	29	2,428,028	-
	SRIP	29	9,560,936	-
Tony D. Vaughn[3]	Defined Benefit Plan	18	2,030,575	-
	SRIP	18	3,352,976	-
Lyndon C. Taylor[3,4]	Defined Benefit Plan	10	1,969,104	-
	SRIP	15	3,847,900	-
John Richels[3,5,6]	Defined Benefit Plan	12	2,913,837	-
	SRIP	20	30,734,812	-

[1]

The present value of each named executive officer’s accumulated benefits as of December 31, 2015 under the Defined Benefit Plan plans is calculated assuming 10% of participants would elect a single life annuity, 50% of participants would elect a lump sum and 40% would elect a 100% joint and survivor annuity. For the SRIP, we assumed 25% of participants would elect a single life annuity and 75% would elect a 100% joint and survivor annuity. We assumed that each named executive officer would begin receiving payments at normal retirement age (age 65) and would be vested in those payments. The present value is calculated using the MRP 2007/MSS2007 mortality table, which is based on the RP-2014 mortality table, and a discount rate of 4.27% for the Defined Benefit Plan and 4.15% for the SRIP. No pre-retirement decrements were used in this calculation.

[2]	Messrs. Mitchell and Hager joined the Company after the Defined Benefit Plan was closed to new participants. As a result, they will not receive a benefit under the plans described in this table.

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NAMED EXECUTIVE COMPENSATION (cont’d)

[3]

Messrs. Vaughn, Taylor, and Richels are eligible for early retirement under the Defined Benefit Plan and the SRIP. See the following “Defined Benefit Plan – Early Retirement” for a description of the eligibility requirements and benefits payable under our Defined Benefit Plan.

[4]

The value of Mr. Taylor’s SRIP benefit includes the effect of an additional service credit. The additional credited years of service increase the value of Mr. Taylor’s SRIP benefit by $1,607,396. The Committee granted the service credit in 2012 in recognition that Mr. Taylor joined the Company mid-career, and that he would likely remain at the Company for the duration of his career. The service credit recognizes the value of his prior experience to the Company.

[5]

Years of credited service for Mr. Richels for the Defined Benefit Plan are determined based on time worked in the U.S. For the SRIP, Mr. Richels’ service is based on time worked in the U.S. and Canada while with the Company. Mr. Richels’ Canadian service is included for benefit eligibility purposes (vesting and early retirement) in both plans.

[6]

Benefits payable to Mr. Richels under the SRIP are reduced by benefits under our Pension Plan for Employees of Devon Canada Corporation, a subsidiary of the Company. Mr. Richels’ benefit under the Pension Plan for Employees of Devon Canada Corporation is frozen and Mr. Richels’ future pension benefits are accruing under the Defined Benefit Plan and the SRIP.

BENEFIT PLANS

Defined Benefit Plan

The Defined Benefit Plan is a qualified defined benefit retirement plan which provides benefits based upon employment service with us. Employees hired before October 1, 2007, became eligible to participate in the Defined Benefit Plan when they earned one year of service and attained the age of 21 years. Employees who were hired after September 30, 2007, are not eligible to participate in the Defined Benefit Plan. Each eligible employee who retires is entitled to receive monthly retirement income based upon their final average compensation and years of credited service, and the retirement income is reduced by Social Security benefits payable to the employee. Alternately, an eligible employee may elect a lump-sum payment at the time of retirement equivalent in amount to the present value of the calculated annuity stream. Contributions by employees are neither required nor permitted under the Defined Benefit Plan. Benefits are computed based on straight-life annuity amounts. Benefits under the Defined Benefit Plan are limited for certain highly compensated employees, including our named executive officers, in order to comply with certain requirements of ERISA and the Internal Revenue Code.

Normal Retirement

Employees, including the named executive officers, are eligible for normal retirement benefits under the Defined Benefit Plan upon reaching age 65. Normal retirement benefits for the employees participating in the Defined Benefit Plan are equal to 65% of the participant’s final average compensation less any benefits due to the participant under Social Security, multiplied by a fraction, the numerator of which is his or her credited years of service (up to a maximum of 25 years) and the denominator of which is 25.

Early Retirement

Employees, including the named executive officers, are eligible for early retirement benefits under the Defined Benefit Plan after (i) attaining age 55, and (ii) earning at least 10 years of credited service. Early retirement benefits are equal to a percentage of the normal retirement income the participant would otherwise be entitled to if he or she had commenced benefits at age 65 depending on the participant’s age when he or she elects to begin receiving benefits. If an eligible participant

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NAMED EXECUTIVE COMPENSATION (cont’d)

commences benefits at age 55, he or she will receive 60% of the benefits he or she would have received had benefits commenced at age 65. The percentage increases by 5% for each year above age 55 (up to age 60) and 3% above age 60 (up to age 65) that an eligible participant delays the commencement of benefits.

Deferred Vested Pension

Participants in the Defined Benefit Plan are fully vested in their accrued benefits after five years of service. If the participant’s employment is terminated after attaining five years of service but before eligibility for early retirement, the participant is entitled to a deferred vested pension based on his or her accrued benefit on the date of termination. An unreduced deferred vested pension is payable at age 65. Alternatively, the participant may elect to receive a reduced benefit as early as age 55. The benefit payable prior to age 65 is a percentage of his or her normal retirement benefit based on his or her age at the time the benefit begins, as shown in the table below:

Age at Election to Receive Deferred Vested Pension	Percentage of Normal Retirement Income
65	100.00%
64	90.35%
63	81.88%
62	74.40%
61	67.79%
60	61.91%
59	56.68%
58	52.00%
57	47.80%
56	44.03%
55	40.63%

If a participant is:

•	involuntarily terminated for any reason other than death or “cause,” is between the ages of 50 and 55 and has at least 10 years of credited service, or

•	involuntarily terminated for any reason other than “cause” within two years following a change in control and has at least 10 years of credited service regardless of the participant’s age,

then the participant may elect to have his or her benefits under the Defined Benefit Plan paid at any time on or after the age of 55 subject to the same percentage reduction in benefits as discussed in “Early Retirement” above.

Benefit Restoration Plan

The BRP is a nonqualified defined benefit retirement plan, the purpose of which is to restore retirement benefits for certain selected key management and highly compensated employees because their benefits under the Defined Benefit Plan are limited in order to comply with certain

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NAMED EXECUTIVE COMPENSATION (cont’d)

requirements of ERISA and the Internal Revenue Code or because their final average compensation is reduced as a result of contributions into our Deferred Compensation Plan. Benefits under the BRP are equal to 65% of the executive’s final average compensation less any benefits due to the executive under Social Security, multiplied by a fraction, the numerator of which is his or her years of credited service (not to exceed 25) and the denominator of which is 25. The BRP benefit is reduced by the benefit that is otherwise payable under the Defined Benefit Plan. An employee must be selected by the Compensation Committee in order to be eligible for participation in the BRP. The same early retirement reduction factors that apply under the Defined Benefit Plan are applicable under the BRP. Participants become vested in retirement benefits under the BRP at the same time as the participant becomes vested for retirement benefits under the Defined Benefit Plan.

Supplemental Retirement Income Plan

The SRIP is another nonqualified defined benefit retirement plan for a small group of our key executives, the purpose of which is to provide additional retirement benefits for these executives. An employee must be selected by the Committee in order to be eligible for participation in the SRIP. Participants in the SRIP become vested in the SRIP benefits after five years of service. If the executive is terminated for “cause” as that term is defined in the executive’s employment agreement, then all benefits under the SRIP are forfeited and the executive would receive benefits under the BRP. If the executive is receiving benefits under the SRIP, the executive is not eligible for benefits under the BRP.

The SRIP provides for retirement income equal to 65% of the executive’s final average compensation less any benefits due to the participant under Social Security, multiplied by a fraction, the numerator of which is the executive’s credited years of service (not to exceed 20) and the denominator of which is 20. For those participating in the plan as of January 24, 2002 (“Grandfathered Participants”), the SRIP benefit is reduced by a fraction of the benefits otherwise accrued under the Defined Benefit Plan, the numerator of which is years of credited service (not greater than 20) and the denominator of which is 20. For those who become participants after January 24, 2002, the SRIP benefit is reduced by the full benefits otherwise accrued under the Defined Benefit Plan. Of the named executive officers who participate in the SRIP, Mr. Taylor is not a Grandfathered Participant. In the case of Mr. Richels, his SRIP benefit is also reduced by amounts payable to him under the defined contribution provisions of our Canadian Pension Plan.

The same early retirement reduction factors that apply under the Defined Benefit Plan are applicable under the SRIP. Early retirement benefits are payable under the SRIP after attaining age 55 and earning at least 10 years of service or, if earlier, 20 years of service regardless of age. The early retirement benefit prior to age 55 is the actuarial equivalent to the age 55 early retirement benefit. In the event that a named executive officer is terminated “without cause” or terminates his or her employment for “good reason” as those terms are defined in our employment agreements with our named executive officers, then the executive will be 100% vested in his accrued SRIP benefit. If a change in control event occurs, the executive will be 100% vested and his benefit will be an amount equal to the normal retirement annuity payable immediately, unreduced for early commencement, paid in a lump sum. Otherwise, the benefit will be paid monthly, pursuant to the annuity option selected by the executive. Additionally, the SRIP provides that if the executive is terminated “without cause” or terminates his or her employment for “good reason” within 24 months of a change in control event, the executive will be entitled to an additional three years of service credit and age in determining benefits. The SRIP may be informally funded through a rabbi trust arrangement.

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NAMED EXECUTIVE COMPENSATION (cont’d)

NONQUALIFIED DEFERRED COMPENSATION IN 2015

The following table shows information about our nonqualified deferred compensation plans, which are further described below.

Name	Executive Contributions in Last Fiscal Year ($)[1]	Company Contributions for Last Fiscal Year ($)[2]	Aggregate Earnings in Last Fiscal Year ($)[3]	Aggregate Distributions in Last Fiscal Year ($)[4]	Aggregate Balance at Last Fiscal Year End ($)[5]
David A. Hager Deferred Compensation Plan	896,538	131,562	(179,248)	-	2,334,483
Supplemental Contribution Restoration Plans (SCRPs)	-	177,515	(39,859)	-	779,623
Supplemental Executive Retirement Plan (DC SERP)	-	466,962	(104,850)	-	1,796,943
Thomas L. Mitchell Deferred Compensation Plan	37,235	35,527	(812)	-	71,949
Supplemental Contribution Restoration Plans (SCRPs)	-	94,738	(6,542)	-	103,799
Supplemental Executive Retirement Plan (DC SERP)	-	275,354	(19,015)	-	342,263
Darryl G. Smette Deferred Compensation Plan	208,188	95,088	(61,651)	(85,808)	2,220,760
Tony D. Vaughn Deferred Compensation Plan	108,750	92,850	(10,498)	-	963,944
Lyndon C. Taylor Deferred Compensation Plan	81,912	66,012	(5,757)	-	1,863,561
John Richels Deferred Compensation Plan	244,138	216,478	31,592	-	3,803,203

[1]	The amounts in this column are already included in, and are not in addition to, the amounts in the “Salary” or “Bonus” columns in the Summary Compensation Table on page 54.

[2]

The amounts in this column are already included in, and are not in addition to, the amounts in the in the “All Other Compensation” column of the Summary Compensation Table on page 54. Company contributions are made in arrears during the first month following the fiscal quarter during which the contributions were earned. Company contributions earned by the named executive officers during 2015 were deposited in April, July and October 2015 and January 2016.

[3]

Earnings reflect the returns produced by the investments selected by the applicable named executive officer. The investment options available to the named executive offices are a sub-set of the investment options available under the Company’s 401(k) Plan. As of December 31, 2015, investment options consisted of the following (returns for 2015 noted in parentheses): PIMCO Stable Income – Class 1 (0.77%); Neuberger Berman High Income Bond – Institutional Class (-4.77%); Vanguard Prime Money Market (0.11%); Global Low Volatility Fund (5.19%); Large Cap Value Fund (-0.42%); Large Cap Growth Fund (8.78%); Small/Mid Cap Value Fund (-1.57%); Small/Mid Cap Growth Fund (-6.94%); US Equity Index Fund (0.46%); International Equity Index Fund (-4.54%); PIMCO All Asset All Authority (-11.73%); American Funds EuroPacific Growth – R6 Shares (-0.48%); JP Morgan Core Plus Bond Fund (0.35%). The Company does not guarantee a level of investment return.

[4]

In-service distributions are made in accordance with the elections made by the named executive officer at the time of enrollment in the plan. Mr. Smette elected a specific date for the distribution he received from the plan in 2015.

[5]

For the referenced plans, the Aggregate Balance reflects the changes in the plan balance for the named executive officers due to contributions (executive and Company), earnings, and distributions. The amounts previously reported in the Summary Compensation Table as compensation to the named executive officers are as follows: Mr. Hager-$2,298,693; Mr. Mitchell-$101,998; Mr. Smette-$687,672 (amount since 2006); Mr. Vaughn-$107,942; Mr. Taylor-$110,860; and Mr. Richels-$1,548,114 (amount since 2006).

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NAMED EXECUTIVE COMPENSATION (cont’d)

401(k) Plan

The 401(k) Plan is a qualified defined contribution plan that provides for a Company matching contribution of up to 6% of compensation. For employees who are not accruing benefits in the Defined Benefit Plan, supplemental contributions are made by the Company based on years of benefit service as a percentage of compensation.

Deferred Compensation Plan

The Deferred Compensation Plan is designed to allow participating employees, including the named executive officers, to contribute up to 50% of his or her base salary and up to 100% of his or her bonus and receive a Company match beyond the contribution limits prescribed by the IRS with regard to our 401(k) Plan. The Deferred Compensation Plan provides executives a tax effective means to defer a portion of their cash compensation at a minimal cost to the Company.

Supplemental Contribution Restoration Plans

The Supplemental Contribution Restoration Plans (SCRPs) are two nonqualified supplemental defined contribution plans. The purpose of the SCRPs is to ensure that participants in the 401(k) Plan, who are eligible to receive the supplemental contribution, receive the full supplemental contribution despite the limitations imposed by the Internal Revenue Code. A contribution will be made by the Company in an amount equal to the difference between the supplemental contribution that the Company would have contributed under the 401(k) Plan in the absence of the Internal Revenue Code limitations and the actual amount contributed.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (DC SERP) is a nonqualified supplemental executive retirement plan that provides benefits in lieu of the SRIP to a small group of key executives who are not eligible to participate in the Defined Benefit Plan or the SRIP. Under the DC SERP, an executive is eligible to receive an annual contribution of a specified percentage of compensation. This contribution will be offset by supplemental contributions to the 401(k) Plan and contributions to the SCRPs. An employee must be selected by the Committee in order to be eligible for participation in the DC SERP. A participant in the DC SERP becomes 50% vested after five years of service and vests at the rate of 10% for each of the following five years. At age 62, a participant will be 100% vested with five years of participation. In the event of a change in control or a named executive officer is terminated “without cause” or terminates his or her employment for “good reason,” as those terms are defined in our employment agreements with our named executive officers, then the executive will be 100% vested in his or her DC SERP account. Additionally, the DC SERP provides that if the executive is terminated “without cause” or terminates his or her employment for “good reason” within 24 months of a change-in-control event, the executive will be entitled to an additional three years of contributions. For those additional three years of contribution, no contributions under the 401(k) plan or the SCRPs will exist to apply as an offset because the executive will have terminated employment. A participant will be 100% vested in the event of death or disability. Payment of DC SERP accounts will be in the form of a lump sum payment. The DC SERP may be informally funded through a rabbi trust arrangement.

66	Commitment Runs Deep

NAMED EXECUTIVE COMPENSATION (cont’d)

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We will be obligated to make certain payments to our named executive officers or potentially accelerate the vesting of their equity awards and retirement benefits upon termination of their employment or upon a change in control of the Company pursuant to the following plans or agreements:

•	employment agreements entered into with each of our named executive officers;

•	the Defined Benefit Plan;

•	the 401(k) Plan;

•	the BRP, the SRIP, the SCRPs or the DC SERP, depending on the circumstances of the executive officer’s termination;

•	the 2005 LTIP;

•	the 2009 LTIP; and

•	the 2015 LTIP.

The following tables provide the estimated compensation and present value of benefits potentially payable to each named executive officer upon a change in control of the Company or a termination of employment of the named executive officer. The benefit values shown do not include benefits that are broadly available to substantially all salaried employees. The amounts shown assume that a termination or change in control occurred on December 31, 2015. The actual amounts to be paid can only be determined at the time of an executive’s actual separation from the Company.

Please see the narrative for the following tables for a discussion of the methods of calculating the payments required upon termination of our named executive officers in the manners set forth in each column. The footnotes for each of the following tables are presented after the final table. Employment agreements between the Company and each of the named executive officers do not include tax gross-up payment obligations.

67	Commitment Runs Deep

NAMED EXECUTIVE COMPENSATION (cont’d)

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL1

David A. Hager

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Disability ($)	Death ($)	Change in Control - No Job Loss ($)	Change in Control - Job Loss ($)[13]
Base Salary/Bonus[2]	-	7,875	-	-	-	-	7,875
DC SERP[10]	1,862	1,862	-	1,862	1,862	-	3,928
SCRPs[11]	807	807	-	807	807	807	807
Accelerated Vesting of Restricted Stock[7]	-	3,121	-	-	3,121	1,047	3,121
Performance Share Units[8]	-	3,074	-	-	3,074	2,003	3,073
Other Benefits[9]	-	81	-	-	-	87	87
Total[12]	2,669	16,821	-	2,669	8,864	3,944	18,891

Thomas L. Mitchell

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Disability ($)	Death ($)	Change in Control – No Job Loss ($)	Change in Control – Job Loss ($)[13]
Base Salary/Bonus[2]	-	4,305	-	-	-	-	4,305
DC SERP[10]	373	373	-	373	373	-	1,362
SCRPs[11]	117	117	117	117	117	117	117
Accelerated Vesting of Restricted Stock[7]	-	1,801	-	-	1,801	1,228	1,801
Performance Share Units[8]	-	573	-	-	573	-	573
Other Benefits[9]	-	81	-	-	-	87	87
Total[12]	490	7,251	117	490	2,864	1,432	8,245

68	Commitment Runs Deep

NAMED EXECUTIVE COMPENSATION (cont’d)

Tony D. Vaughn

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Disability ($)	Death ($)	Change in Control - No Job Loss ($)	Change in Control - Job Loss ($)[13]
Base Salary/Bonus[2]	-	5,385	-	-	-	-	5,385
SRIP[3,4,5,6]	3,910	3,910	-	3,910	3,543	-	11,804
BRP[3,4]	-	-	2,539	-	-	-	-
Accelerated Vesting of Restricted Stock[7]	-	1,216	-	-	1,216	593	1,216
Performance Share Units[8]	-	1,736	-	-	1,736	1,114	1,736
Other Benefits[9]	-	69	-	-	-	77	77
Total[12]	3,910	6,931	2,539	3,910	6,495	1,784	20,218

Darryl G. Smette

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Disability ($)	Death ($)	Change in Control - No Job Loss ($)	Change in Control - Job Loss ($)[13]
Base Salary/Bonus[2]	-	5,475	-	-	-	-	5,475
SRIP[3,4,5,6]	9,561	9,561	-	9,561	8,295	-	9,740
BRP[3,4]	-	-	9,561	-	-	-	-
Accelerated Vesting of Restricted Stock[7]	-	1,219	-	-	1,219	646	1,219
Performance Share Units[8]	-	1,900	-	-	1,900	1,327	1,900
Other Benefits[9]	-	88	-	-	-	96	96
Total[12]	9,561	18,243	9,561	9,561	11,414	2,069	18,430

69	Commitment Runs Deep

NAMED EXECUTIVE COMPENSATION (cont’d)

Lyndon C. Taylor

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Disability ($)	Death ($)	Change in Control –No Job Loss ($)[13]	Change in Control – Job Loss ($)[13]
Base Salary/Bonus[2]	-	4,035	-	-	-	-	4,035
SRIP[3,4,5,6]	4,457	4,457	-	4,457	4,149	-	7,675
BRP[3,4]	-	-	1,255	-	-	-	-
Accelerated Vesting of Restricted Stock[7]	-	1,219	-	-	1,219	646	1,219
Performance Share Units[8]	-	1,900	-	-	1,900	1,327	1,900
Other Benefits[9]	-	81	-	-	-	90	90
Total[12]	4,457	11,692	1,255	4,457	7,268	2,063	14,919

[1]	Values in thousands.

[2]

The tables assume a December 31, 2015 employment termination. In such a scenario, each executive would be entitled to the cash incentive bonus earned for the year. Accordingly, the amounts shown include the 2015 Non-Equity Incentive Plan Compensation disclosed in the Summary Compensation Table on page 54.

[3]

Participants are vested in their benefits under the SRIP after five years of service. Benefits under the SRIP and the BRP are mutually exclusive; participants will not receive a benefit under the SRIP if they are receiving a benefit under the BRP, and vice versa. Except for Messrs. Hager and Mitchell who are not participants in the BRP, participants forfeit their benefits under the SRIP if they are terminated for “cause” and instead receive benefits under the BRP. Benefits paid under the SRIP or the BRP are reduced by any amounts payable under the Defined Benefit Plan so that there is no duplication of benefits.

[4]

The values shown for the SRIP and the BRP benefits for each named executive officer are the present values as of December 31, 2015 of the benefits that would be payable under the SRIP or BRP as of each executive’s earliest possible benefit commencement date. Except in the case of a change in control where the benefit is paid as a lump sum and in the case of benefits payable to a beneficiary upon death as a monthly single life annuity, we have assumed that 25% of participants would elect the SRIP and BRP benefits in the form of a single life annuity and 75% of participants would elect a 100% joint and survivor annuity. All other assumptions are the same as those used to determine the present value of benefits disclosed in the Pension Benefits Table.

[5]

Under the SRIP, a participating named executive officer will receive credit for an additional three years of service and an additional three years of age when determining his or her SRIP benefit if the officer is terminated “without cause” or terminates his or her employment for “good reason” within 24 months following a change in control. All benefits under the SRIP are payable as a lump sum payment within 90 days following a change in control where the lump sum payment is the present value of the unreduced accrued benefit payable immediately. The lump sum amount shown is based on the lump sum rate in effect for payments beginning January 2016.

[6]

Participants are immediately vested in the SRIP accrued benefit upon death. The benefit is payable to a participant’s beneficiary at the date the participant would have reached age 55 with 10 years of service, reduced by subsidized early retirement factors and assumes that the participant had elected a 100% joint and survivor pension.

[7]	Values displayed for acceleration of vesting of restricted stock represent the 2015 year-end closing market price of our common stock, which was $32.00 per share.

[8]

In the case of a “without cause” employment termination, performance share units continue to be outstanding during the remainder of the performance period and thereafter payout to the executive officer at the level earned based on the level of performance certified by the Committee. For a termination in association with a Company change in control, vesting will accelerate to the date of employment termination and shares will payout at target level. Values displayed represent the target shares of outstanding grants multiplied by the 2015 year-end closing market price of our common stock, which was $32.00.

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NAMED EXECUTIVE COMPENSATION (cont’d)

[9]

Executive officers are entitled to (a) 36 months of post-termination company-paid life insurance, coverage of $1,000,000, valued at $1,440 per year; (b) the equivalent of 18 months of health benefits continuation following termination “without cause” less active employee premium or following their termination in connection with a change-in-control. All named executive officer are also entitled to a payment in an amount equal to 18 times the monthly COBRA premium following termination “without cause” or following their termination in connection with a change-in-control; and (c) outplacement services with a maximum value of $35,000. For Messrs. Vaughn and Taylor, the amount reported also includes an enhancement in post-retirement medical benefits of approximately $3,522 and $3,590, respectively, upon a change-in-control.

[10]

Messrs. Mitchell and Hager participate in the DC SERP in lieu of participating in the SRIP. Each will receive an additional three years of contributions by the Company under the DC SERP if he is terminated “without cause” or terminates his employment for “good reason” within 24 months following a change in control.

[11]	Messrs. Mitchell and Hager’s benefits under the SCRPs will become 100% vested upon a change-in-control.

[12]

Our nonqualified employee benefit plans, including the SRIP, the BRP, the Deferred Compensation Plan, the DC SERP, and the SCRPs, and employment agreements are subject, all or in part, to Section 409A of the Internal Revenue Code, which requires certain payments made under these plans and agreements to be delayed for six months following termination of employment.

[13]

Performance share units and performance restricted stock granted after 2014 vest only if a change in control results in a job loss for the executive or the acquiring company is not listed on a national securities exchange. Grants made in 2014 and earlier vest in conjunction with a change-in-control without respect to employment status. All amounts shown in “Change in Control – No Job Loss” are included in “Change in Control – Job Loss”.

Payments and Benefits Associated with Mr. Richels’ Retirement

Effective July 31, 2015, Mr. Richels retired as an employee from the Company. He continues to serve as Vice Chairman of the Board of Directors. Mr. Richels was entitled to the following items as the result of his participation in certain Company compensation and benefits programs at the time of his retirement. Mr. Richels was not granted or awarded any additional compensation or benefits beyond those to which he was already entitled at the time of his retirement.

Item	($)[1]
SRIP[2]	30,145
Continuation of Performance Restricted Stock Awards[3]	3,838
Continuation of Performance Share Unit Awards[4]	6,504
Total	40,486

[1]	Values in thousands.

[2]

This amount is the actuarial present valuation of the future stream of annuity payments associated with Mr. Richels’ SRIP benefit based on the service, age and eligible earnings he had accumulated at the time of his retirement. Mr. Richels received no SRIP payments during 2015 and, because this valuation is based on assumptions about interest rate, type of annuity selected and lifespan, the amount Mr. Richels is ultimately paid will differ from this amount.

[3]

Mr. Richels’ performance restricted stock awards will remain outstanding and continue to vest so long as Mr. Richels complies with the applicable covenants set forth in the relevant grant agreements underlying the awards. These covenants require that Mr. Richels not use or disclose the Company’s confidential information and not solicit the Company’s employees and customers. The amount shown is based on the closing price of Devon’s common stock on December 31, 2015, $32.00. The portion of unvested shares attributable to the February 2015 grant is valued at 100% of target because the Committee certified attainment of the performance measure during its January 2016 meeting.

[4]

Performance share units granted to Mr. Richels in 2012, 2014, and 2015 remained outstanding as of Mr. Richels’ retirement. The target number of shares underlying those grants was 85,540, 76,700, and 41,000, respectively. The amount shown in the table values the target shares based on the closing price of our common stock December 31, 2015, $32.00. The number of shares ultimately paid will be determined based on the Company’s TSR over the relevant performance period. As with the performance restricted stock awards, Mr. Richels will be eligible to vest in the performance share unit awards so long as

71	Commitment Runs Deep

NAMED EXECUTIVE COMPENSATION (cont’d)

Mr. Richels complies with the applicable covenants set forth in the relevant grant agreements underlying the awards. The covenants are the same as the covenants applicable to performance restricted stock. In January 2016, the Committee determined performance for the performance share units granted in 2012. Please refer to footnote 5 of the “Outstanding Equity Awards at Fiscal Year End” for additional details.

EMPLOYMENT AGREEMENTS

All of the named executive officers are a party to employment agreements that set out their rights to compensation following their termination under various circumstances, as described below.

Accrued Payments Upon Termination of Employment

Upon termination under the employment agreements, the named executive officer is entitled to receive the accrued amounts earned during his term of employment, including: (i) any earned but unpaid salary through the date of termination; (ii) any accrued but unused vacation pay; (iii) the annual bonus amount only if the named executive officer has been employed the entire year upon which such annual bonus is based; and (iv) amounts otherwise entitled to under our employee benefit plans (together, the “Accrued Amounts”).

Rights Upon Termination for Death or Disability

In addition to the Accrued Amounts, if the named executive officer’s employment terminates by reason of death or disability, then the named executive officer is entitled to receive a pro rata share of any bonus for the performance period in which the day of termination occurs (based on the number of days worked in the performance period), payable at the same time it is payable to other participants in the bonus plan.

Rights Upon Termination Without Cause and Constructive Discharge

If the named executive officer’s employment is involuntarily terminated other than for “cause” or the named executive officer terminates for “good reason,” as those terms are defined in the employment agreements and severance agreement, then in addition to the Accrued Amounts, the named executive officer is entitled to the following:

•	a lump sum cash payment equal to three times the aggregate annual compensation of each named executive officer. “Aggregate annual compensation” is equal to the sum of:

–	the executive officer’s annual base salary, and

–	an amount equal to the largest annual bonus paid or payable to the named executive officer for the three consecutive calendar years prior to the date the named executive officer’s termination occurs;

•

payment of a pro rata share of any bonus for the performance period in which the day of termination occurs (based on the number of days worked in the performance period), payable at the same time it is payable to other participants in the bonus plan;

•	the same basic health and welfare benefits that the executive would otherwise be entitled to receive if the named executive officer were our employee for 18 months following termination;

•	payment of an amount equal to 18 times the monthly COBRA premium; and

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NAMED EXECUTIVE COMPENSATION (cont’d)

•

payment of a reasonable amount for outplacement services commensurate with the named executive officer’s title and position with the Company and other executives similarly situated in other companies in our peer group.

Termination Following a Change-in-Control

Under the employment agreements, if within 24 months following a “change-in-control” of the Company, the named executive officer:

•	is terminated “without cause” by us; or

•	terminates his or her employment with us for “good reason,” as each of those terms are defined in the employment agreements;

then, in addition to the Accrued Amounts and “Rights Upon Termination Without Cause and Constructive Discharge,” three years of service and age shall be added to the named executive officer’s actual years of service and actual age when determining the named executive officer’s entitlement under our Retiree Medical Benefit Coverage. The credit of additional years of age should not be construed to reduce or eliminate the executive’s right to coverage under the medical plan.

“Change in control” is defined as the date on which one of the following occurs:

•	an entity or group acquires 30% or more of our outstanding voting securities;

•	the incumbent Board ceases to constitute at least a majority of our Board; or

•	a merger, reorganization or consolidation is consummated, after stockholder approval, unless

-	substantially all of the stockholders prior to the transaction continue to own more than 50% of the voting power after the transaction;

-	no person owns 30% or more of the combined voting securities; and

-	the incumbent Board constitutes at least a majority of the Board after the transaction.

Long-Term Incentive Plan

In the award agreements entered into under our 2015 LTIP, 2009 LTIP and 2005 LTIP, the Compensation Committee is authorized to provide for the acceleration of any unvested portions of any outstanding awards upon a change in control, retirement, disability, death or termination for an approved reason. Award agreements provide for automatic vesting upon the death of the executive. In the event of a change-in-control, award agreements after 2014 do not provide for acceleration of unvested portions of outstanding awards unless a job loss follows or the acquiring company is not listed on a national securities exchange. Performance share units that vest on an accelerated basis as a result of a change in control or death will vest at the target award level.

73	Commitment Runs Deep

NAMED EXECUTIVE COMPENSATION (cont’d)

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about our common stock as of December 31, 2015, that may be issued under our equity compensation plans:

Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column(a))[1] (c)
Equity compensation plans approved by security holders	3,447,550	$67.98	37,343,550
Equity compensation plans not approved by security holders	-	-	-
Total	3,447,550	$67.98	37,343,550

[1]

Represents shares available for issuance pursuant to awards under the 2015 LTIP which may be in the form of stock options, restricted stock awards, restricted stock units, Canadian restricted stock units, performance units, or stock appreciation rights.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

To our knowledge, no person beneficially owned more than 5% of our common stock at the close of business on March 31, 2016, except as set forth below:

	Common Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	29,506,596	[1]	5.63%

[1]

Pursuant to a Schedule 13G/A filed with the SEC on February 10, 2016, BlackRock, Inc. states that it has sole voting power as to 24,646,062 shares, shared voting and dispositive power as to 35,997 shares, and sole dispositive power as to 29,470,599 shares as of December 31, 2015.

74	Commitment Runs Deep

NAMED EXECUTIVE COMPENSATION (cont’d)

Security Ownership of Management

The following table sets forth as of March 31, 2016 the number and percentage of shares of our common stock beneficially owned by our named executive officers, each of our Directors and by all our executive officers and Directors as a group. Unless otherwise noted, the persons named below have sole voting and/or investment power.

	Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]		Percent of Class
J. Larry Nichols*	1,932,993	[2]	*	*
John Richels*	1,224,687	[3]	*	*
David A. Hager	400,630	[4]	*	*
Darryl G. Smette	363,328	[5]	*	*
Lyndon C. Taylor	264,530	[6]
Tony D. Vaughn	214,251	[7]	*	*
Michael M. Kanovsky*	155,791	[8]	*	*
Thomas L. Mitchell	57,916	[9]	*	*
Mary P. Ricciardello*	40,495	[10]	*	*
Duane C. Radtke*	35,739	[11]	*	*
Robert A. Mosbacher, Jr.*	32,010	[12]	*	*
John E. Bethancourt*	27,770	[13]	*	*
Robert H. Henry*	21,750	[14]	*	*
Barbara M. Baumann*	21,320	[15]	*	*
All of our Directors and executive officers as a group including those named above (16 persons)	5,142,645	[16,17]	.98%

*	Director

**	Less than 1%

[1]	Shares beneficially owned include shares of common stock and shares of common stock issuable within 60 days of March 31, 2016.

[2]

Includes 1,043,419 shares owned of record by Mr. Nichols, 96,226 shares owned indirectly by Mr. Nichols as Trustee of three family trusts in which he shares voting and investment power, 157,248 shares owned by Mr. Nichols’ spouse, and 636,100 shares which are deemed beneficially owned pursuant to stock options held by Mr. Nichols.

[3]	Includes 646,212 shares owned of record by Mr. Richels and 578,475 shares that are deemed beneficially owned pursuant to stock options held by Mr. Richels.

[4]	Includes 199,130 shares owned of record by Mr. Hager and 201,500 shares that are deemed beneficially owned pursuant to stock options held by Mr. Hager.

[5]

Includes 52,728 shares owned of record by Mr. Smette, 138,414 shares owned indirectly by Mr. Smette through a trust in which he shares voting and investment power, 9,736 shares owned by Mr. Smette’s spouse and 162,450 shares that are deemed beneficially owned pursuant to stock options held by Mr. Smette.

[6]

Includes 28,720 shares owned of record by Mr. Taylor, 96,804 shares owned indirectly through a LLC in which he shares voting and investment power, 2,156 shares held in the Devon Energy Incentive Savings Plan and 136,850 shares that are deemed beneficially owned pursuant to stock options held by Mr. Taylor.

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NAMED EXECUTIVE COMPENSATION (cont’d)

[7]	Includes 106,401 shares owned of record by Mr. Vaughn and 107,850 shares that are deemed beneficially owned pursuant to stock options held by Mr. Vaughn.

[8]

Includes 68,559 shares owned of record by Mr. Kanovsky, 72,232 shares held indirectly through a family owned entity in which Mr. Kanovsky shares voting and investment power, and 15,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Kanovsky.

[9]	Includes 57,916 shares owned of record by Mr. Mitchell.

[10]	Includes 25,495 shares owned of record by Ms. Ricciardello and 15,000 shares that are deemed beneficially owned pursuant to stock options held by Ms. Ricciardello.

[11]	Includes 26,739 shares owned of record by Mr. Radtke and 9,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Radtke.

[12]	Includes 20,010 shares owned of record by Mr. Mosbacher and 12,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Mosbacher.

[13]	Includes 27,770 shares owned of record by Mr. Bethancourt.

[14]	Includes 12,750 shares owned of record by Mr. Henry and 9,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Henry.

[15]	Includes 21,320 shares owned of record by Ms. Baumann.

[16]	Includes 2,055,732 shares that are deemed beneficially owned pursuant to stock options held by Directors and executive officers.

[17]

In addition to the beneficial ownership of Devon common stock reported in the table, as of February 10, 2016, certain of the directors beneficially owned common units of ENLK, as follows: Mr. Richels – 5,825 (all units are indirectly owned through a partnership in which he shares investment power); and Ms. Ricciardello – 3,385. As of February 10, 2016, there were 325,183,974 common units of ENLK outstanding. The directors individually and as a group, beneficially own less than one percent of ENLK’s outstanding units. As of February 10, 2016, certain of the directors also beneficially owned common units of ENLC, as follows: Ms. Ricciardello – 2,998. As of February 10, 2016, there were 179,901,914 common units of ENLC outstanding. The directors individually and as a group, beneficially own less than one percent of ENLC’s outstanding units. Devon, through its subsidiaries, holds a controlling interest in each of ENLC and ENLK.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that Devon’s Directors, executive officers, and 10% stockholders file with the SEC reports concerning their ownership, and changes in their ownership, of Devon equity securities. Based solely upon a review of Forms 3, 4 and 5, and amendments thereto, furnished to us during and with respect to our most recently completed fiscal year, and any written representations of reporting persons, we believe that all transactions by reporting persons during 2015 were reported on a timely basis.

INFORMATION ABOUT EXECUTIVE OFFICERS

Information concerning our executive officers is set forth below. Information concerning David A. Hager is set forth under the caption “Election of Directors—Director Nominees.”

R. Alan Marcum, Executive Vice President Administration

Mr. Marcum, 49, was elected to the position of Executive Vice President Administration in 2008, and has been with the Company since 1995. Prior to joining the Company, Mr. Marcum was employed by KPMG Peat Marwick as a Senior Auditor. He holds a bachelor’s degree from East Central University, majoring in accounting and finance. Mr. Marcum is a certified public accountant and a member of the Oklahoma Society of Certified Public Accountants.

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NAMED EXECUTIVE COMPENSATION (cont’d)

Thomas L. Mitchell, Executive Vice President and Chief Financial Officer

Mr. Mitchell, 56, was elected to the position of Executive Vice President and Chief Financial Officer in 2014 when he joined the Company. He serves on the boards of the managing member and general partner of ENLC and ENLK, respectively. Mr. Mitchell served as Executive Vice President, Chief Financial Officer and a Director of Midstates Petroleum Company from 2011 through 2013. From 2006 until 2011, he served as Senior Vice President and Chief Financial Officer of Noble Corporation, a contract driller of offshore oil and natural gas wells. He has a bachelor of science degree in accounting from Bob Jones University and is a certified public accountant (inactive) in the State of Colorado.

Frank W. Rudolph, Executive Vice President Human Resources

Mr. Rudolph, 59, was elected to the position of Executive Vice President Human Resources in 2007 when he joined the Company. From 2000 until he joined Devon, Mr. Rudolph served as Vice President Human Resources for Banta Corporation, an international printing and supply chain management company. Mr. Rudolph holds a bachelor’s degree in administration from Illinois State University and a master’s degree in industrial relations and management from Loyola University of Chicago.

Darryl G. Smette, Executive Vice President Marketing, Facilities, Pipelines and Supply Chain

Mr. Smette, 68, was elected to the position of Executive Vice President Marketing, Facilities, Pipelines and Supply Chain in 2014. From 1999 until 2014, he served in the position of Executive Vice President Marketing and Midstream for the Company. Mr. Smette has been with the Company since 1986. His marketing background includes 15 years with Energy Reserves Group, Inc./BHP Petroleum (Americas), Inc. He serves on the boards of the managing member and general partner of ENLC and ENLK, respectively, and serves on the board of directors of Panhandle Oil & Gas Inc. Mr. Smette also is an oil and gas industry instructor approved by the University of Texas Department of Continuing Education. Mr. Smette holds an undergraduate degree from Minot State University and a master’s degree from Wichita State University.

Lyndon C. Taylor, Executive Vice President and General Counsel

Mr. Taylor, 57, was elected to the position of Executive Vice President and General Counsel in 2007 and has been with the Company since 2005. He served as Deputy General Counsel from the time he joined the Company in 2005 until 2007. Prior to joining Devon, Mr. Taylor was with Skadden, Arps, Slate, Meagher & Flom LLP for 20 years, most recently as managing partner of the energy practice in Houston. He is admitted to practice law in Oklahoma and Texas. Mr. Taylor holds a bachelor’s degree in industrial engineering from Oklahoma State University and a juris doctorate degree from the University of Oklahoma.

Tony D. Vaughn, Chief Operating Officer

Mr. Vaughn, 58, was elected to the position of Chief Operating Officer in February 2016. From 1999 until February 2016, Mr. Vaughn served in various other positions at Devon, including most recently as Executive Vice President Exploration and Production. Before joining Devon in 1999, Mr. Vaughn spent 12 years with Kerr-McGee Corporation, most recently as manager of the Rocky Mountain District. Before joining Kerr-McGee, Mr. Vaughn worked as an operations engineer for Amoco Production Company. He holds a bachelor of science degree in Petroleum Engineering from the University of Tulsa and a bachelor of science degree in business management from Oral Roberts University. He is a member of the Society of Petroleum Engineers.

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AGENDA ITEM 3.

RATIFICATION OF INDEPENDENT AUDITORS FOR 2016

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditing firm retained to audit the Company’s financial statements. To carry out this responsibility, the Audit Committee engages in a comprehensive annual evaluation of the independent auditor’s qualifications, performance and independence; considers whether the auditing firm should be rotated, including the advisability and potential impact of selecting a different independent registered public accounting firm and adopting a policy of regular rotation; and negotiates the audit fees associated with the Company’s retention of the independent auditing firm. The Audit Committee has appointed KPMG LLP (KPMG) to serve as our independent auditing firm for 2016.

In accordance with SEC rules and KPMG policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to our Company. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. The selection of the Company’s lead audit partner pursuant to this rotation policy involves a rigorous process, including interviews of potential audit partner candidates with the Audit Committee.

The Audit Committee and the Board of Directors believe that the continued retention of KPMG as our independent registered public accounting firm is in the best interest of the Company and our stockholders. In furtherance of its commitment to corporate governance practices, the Board is asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm for 2016. In the event that our stockholders fail to ratify the appointment of KPMG, the Audit Committee will consider the selection of a different independent auditing firm for 2017.

Representatives of KPMG will be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

Our Board of Directors recommends that stockholders vote “FOR” the ratification of KPMG LLP as our independent auditors for 2016.

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AGENDA ITEM 4.

STOCKHOLDER PROPOSAL FOR A REPORT ON

LOBBYING ACTIVITIES RELATED TO

ENERGY POLICY AND CLIMATE CHANGE

The Company has been notified by a group of stockholders that they intend to submit the resolution set forth below at the Annual Meeting for action by the stockholders. Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, the Company will provide the name, address and number of shares of our common stock held by the proponents of the stockholder proposal set forth below promptly upon receipt of a written or oral request. Requests should be submitted to Devon Energy Corporation, Attention: Corporate Secretary, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102, email: CorporateSecretary@dvn.com or by calling (405) 235-3611.

Stockholder Proposal

Whereas: The Intergovernmental Panel on Climate Change (IPCC), the world’s leading scientific authority on climate change, confirmed in 2013 that warming of the climate is unequivocal and human influence is the dominant cause. Extreme weather events have caused significant loss of life and billions of dollars of damage. Many investors are deeply concerned about existing and future effects of climate change on society, business and our economy.

The IPCC estimates that a 50% reduction in greenhouse gas emissions globally is needed by 2050 (from 1990 levels) to stabilize global temperatures, requiring a U.S. target reduction of 80%.

Urgent action is needed to achieve the required emissions reductions. We believe the U.S. Congress, Administration as well as States and cities, must enact and enforce strong legislation and regulations to mitigate and adapt to climate change, reduce our use of fossil fuels and move us to a renewable energy future.

Accordingly, we urge companies in the energy sector to review and update their public policy positions.

Investor concern about climate lobbying is growing. The Principles for Responsible Investment (PRI) published a set of Investor Expectations on climate lobbying endorsed by investors with $4 Trillion in AUM calling on companies to insure their public policy advocacy supported efforts to mitigate and adapt to climate change.

The public perception is that oil and gas companies often oppose laws and regulations addressing climate change or renewable energy.

Consequently, company political spending and lobbying on climate or energy policy, including through third parties, are increasingly scrutinized. For example, investors question companies’ public policy advocacy through the U.S. Chamber of Commerce, which often obstructs progress on climate-related legislation and in October sued the EPA challenging its climate change initiative, the Clean Power Plan.

In contrast, in October 2015 ten of the world’s oil companies, including BP and Shell, called for strong global climate goals and supported reducing their Greenhouse Gas emissions.

Resolved: Shareholders request that the Board commission a comprehensive review of Devon’s positions, oversight and processes related to public policy advocacy on energy policy and climate change. This would include an analysis of political advocacy and lobbying activities, including

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AGENDA ITEM 4.

STOCKHOLDER PROPOSAL FOR A REPORT ON

LOBBYING ACTIVITIES RELATED TO

ENERGY POLICY AND CLIMATE CHANGE (cont’d)

indirect support through trade associations, think tanks and other nonprofit organizations. Shareholders also request that Devon prepare (at reasonable cost and omitting confidential information) a report describing the completed review made available by September 2016.

Supporting Statement:

We recommend that this review include:

•	Whether Devon’s current company positions on climate legislation and regulation are consistent with the reductions deemed necessary by the IPCC;

•	Board oversight of the company’s public policy advocacy on climate;

•	Direct and indirect expenditures (including dues and special payments) for issue ads designed to influence elections, ballot initiatives or legislation related to climate changes;

•	Engagement with climate scientists and other stakeholders involved in climate policy discussions;

•	Proposed actions to be taken as a result of the review.

Our Board of Directors recommends that stockholders vote “AGAINST” the proposal for a report on lobbying activities related to energy policy and climate change.

Opposition Statement of the Company: This proposal requests that the Board of Directors commission a review of the Company’s positions, oversight and processes related to public policy advocacy on energy policy and climate change and authorize the preparation of a report describing such review. For the reasons discussed below, the Board of Directors recommends a vote “AGAINST” this stockholder proposal.

We are committed to conducting our business lawfully, ethically and in a socially and environmentally responsible manner. We also believe that participation in the political, legislative and regulatory processes—at all levels of government—is vital to our business. As such, we actively advocate on public policy issues relevant to our business and are committed to doing so in full compliance with applicable laws. The Board of Directors agrees with the stockholder proponents regarding the importance of reducing greenhouse gas emissions. However, the Board of Directors believes that the Company’s current positions and processes regarding public policy advocacy are significant, adequate and accessible, and we currently provide extensive disclosures regarding our lobbying practices and policies. In light of this, we believe the review requested by this proposal and the preparation and publication of a report would be an unnecessary and unproductive use of the Company’s resources.

Our policies relating to environmental stewardship are available on our corporate website at www.devonenergy.com. As set forth in the Company’s Environmental, Health and Safety Philosophy, we are committed to understanding our relationship to the environment, preventing pollution and reducing greenhouse gas emission intensity through energy efficiency improvements and by employing economically feasible reduction technologies.

All lobbying activities conducted by the Company and its employees must comply with applicable law and our Code of Business Conduct and Ethics, which is also available through our corporate website. Devon has adopted a Political Contributions and Activities Policy, which is included in our Code of

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AGENDA ITEM 4.

STOCKHOLDER PROPOSAL FOR A REPORT ON

LOBBYING ACTIVITIES RELATED TO

ENERGY POLICY AND CLIMATE CHANGE (cont’d)

Business Conduct and Ethics, which sets forth the general requirements for Devon’s lobbying activities. As noted in the Political Contributions and Activities Policy, the Company’s Vice President—Public and Government Affairs oversees the Company’s lobbying practices and procedures.

The Company makes extensive disclosure of its lobbying activity. Nearly nine years ago, Congress passed the Honest Leadership and Open Government Act, which amended parts of the Lobbying Disclosure Act of 1995 and dramatically increased required disclosure of lobbying activities. Pursuant to these laws, we provide quarterly reports on the aggregate amount that is spent on lobbying activities and bill numbers of lobbied legislation, and provide semi-annual reports on political action committee contributions, expenses relating to meetings, conferences and awards of certain officials, and charitable contributions. These disclosures are publicly available on the Internet through databases maintained by the U.S. House of Representatives and U.S. Senate at http://lobbyingdisclosure.house.gov/ and http://soprweb.senate.gov/index.cfm?event=lobbyistselectfields, respectively. We also disclose lobbying activities pursuant to applicable state law, including Montana, New Mexico, Texas, Wyoming and Oklahoma, and these reports are publicly available through state websites.

We do not directly influence how the trade associations to which we contribute spend money for lobbying purposes, nor is lobbying our only purpose for joining such associations. We participate in trade associations for a variety of reasons, including networking, civic participation and monitoring of industry policies and trends.

Given our current policies and disclosure of lobbying activities, the Board of Directors believes that the proposal is duplicative.

Our stockholders have agreed with this position. A similar proposal was presented at our 2015 Annual Meeting, and received only 19.3% of the votes cast on the proposal. The Board of Directors believes this indicates that our stockholders support the Company’s current policies and practices.

The Board of Directors believes that the Company’s existing positions and processes related to public policy advocacy are appropriate and information about them is easily accessible. The Board of Directors also believes that the currently available information with respect to lobbying activities strikes the appropriate balance between transparency and excessive burden and cost. In the current pricing environment, this proposal would destroy that balance, resulting in the waste of expenses and corporate resources without materially enhancing disclosure. The Board of Directors believes that our current policies and disclosures, along with our process described are appropriate and in the best interests of the Company and our stockholders.

For the foregoing reasons, our Board of Directors recommends that stockholders vote “AGAINST” the proposal for a report on lobbying activities related to energy policy and climate change.

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AGENDA ITEM 5.

STOCKHOLDER PROPOSAL FOR A REPORT ON

THE IMPACT OF POTENTIAL CLIMATE CHANGE POLICIES

The Company has been notified by a group of stockholders that they intend to submit the resolution set forth below at the Annual Meeting for action by the stockholders. Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, the Company will provide the name, address and number of shares of our common stock held by the proponents of the stockholder proposal set forth below promptly upon receipt of a written or oral request. Requests should be submitted to Devon Energy Corporation, Attention: Corporate Secretary, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102, email: CorporateSecretary@dvn.com or by calling (405) 235-3611.

Stockholder Proposal

Resolved: Shareholders request that starting in 2016 Devon Energy publish an annual assessment of long term portfolio impacts of public climate change policies, at reasonable cost and omitting proprietary information. Such report should analyze the impacts on Devon’s portfolio of oil and gas reserves and resources in a scenario in which reduction in demand results from carbon restrictions and related rules or commitments adopted in the future by governments consistent with the globally agreed upon 2 degree target. The report should assess the resilience of the company’s full portfolio of reserves and resources through 2040 and beyond and address the range of financial risks associated with such a scenario.

Supporting Statement:

As long-term shareholders in Devon Energy, we are concerned about whether Devon is taking steps necessary to generate continued value for shareholders as energy demand and energy policies change.

Recognizing the severe and pervasive economic and societal risks associated with a warming climate, global governments have agreed that increases in global temperature should be held below 2 degrees Celsius (Cancun Agreement). Pursuant to the Durban Platform, 154 parties have submitted plans to reduce greenhouse gas emissions in advance of the 21st Conference of the Parties. In November 2014, the United States and China agreed to policy and regulatory actions to reduce greenhouse gas emissions and reaffirmed and expanded those actions in September 2015.

Devon has recognized in its 2014 10-K filing to the Securities and Exchange Commission that “[c]hanges in or additions to public policy regarding the protection of the environment could have a significant impact on our operations and profitability,” but Devon has not presented any analysis of how its portfolio performs under a 2 degree scenario.

Ten oil and gas companies have announced support for the 2 degree target (Oil and Gas Climate Initiative), and Shell, BP, and Statoil recognized the importance of climate change by endorsing the “Strategic Resilience for 2035 and beyond” resolutions that received almost unanimous investor support in 2015. BHP Billiton has released its “Climate Change: Portfolio Analysis” evaluating the impacts of multiple 2 degree scenarios on its assets, and ConocoPhillips states that it tests its capital planning decisions against multiple 2 degree scenarios.

A recent peer-reviewed study by McGlade and Ekins from University College of London (“UCL”) modeled the potential global reserves most likely to be impacted by global, federal, state and local policies to limit global temperature rise to 2 degrees. The study, published in Nature in 2015, concluded that even with carbon capture and sequestration, as much as 49% of gas reserves and 33% of oil reserves could be unburnable before 2050.

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AGENDA ITEM 5.

STOCKHOLDER PROPOSAL FOR A REPORT ON

THE IMPACT OF POTENTIAL CLIMATE CHANGE POLICIES (cont’d)

This resolution aims to ensure that Devon fully evaluates and mitigates risks to the viability of its assets under a 2 degree scenario.

Our Board of Directors recommends that stockholders vote “AGAINST” the proposal for a report on the impact of potential climate change policies.

Opposition Statement of the Company: This proposal requests that the Board of Directors authorize the preparation of a report on the long term portfolio impacts to the Company of public climate change policies. For the reasons discussed below, the Board of Directors recommends a vote “AGAINST” this stockholder proposal.

Our Board of Directors believes that information regarding risks associated with climate change is already available to stockholders through the Company’s current disclosures; such a report would be costly, duplicative and likely to include proprietary data and plans.

Information regarding risks associated with climate change is already available to stockholders through the Company’s required and voluntary disclosures.

The proposal requests that the Company provide an “assessment of long term portfolio impacts of public climate change policies.” As a highly regulated business subject to extensive disclosure requirements pursuant to the rules and regulations of the SEC, Devon already provides disclosure in its public filings with the SEC that covers significant aspects of the information requested in the proposal. Among other disclosure requirements, SEC Regulation S-K, Items 101 (Description of Business), 103 (Legal Proceedings), 303 (Management’s Discussion and Analysis of Financial Condition and Results of Operations) and 503(c) (Risk Factors) call for information responsive to the proposal. In Commission Guidance Regarding Disclosure Related to Climate Change, Exchange Act Release No. 61469 (Feb. 2, 2010), the SEC underscored the possible need to include climate change disclosure in the Regulation S-K items referenced above. Indeed, the “Climate Change” item in the Risk Factors section of our Form 10-K for the fiscal year ended December 31, 2015 (the “Form 10-K”), discussed the potential effects of climate change on our operations as a result of taxation, regulation and decreased demand for carbon-based fuels. Additionally, pursuant to Item 101 of Regulation S-K, the “Business and Properties” section of our Form 10-K specifically discloses that “[w]e have been able to plan for and comply with environmental . . . initiatives without materially altering our operating strategy or incurring significant unreimbursed expenditures,” and that while we cannot predict our future exposure to such matters with any reasonable degree of certainty, “our capital expenditures and operating expenses related to the protection of the environment . . . have increased over the years and will likely continue to increase.”

Finally, pursuant to Item 1202 of Regulation S-K, we are required to make specified disclosures about our reserves, and any third party who audits our reserves is required to disclose in its reserves report a discussion of the possible effects of regulation on our ability to recover the estimated reserves. In short, we already address and publicly disclose in our SEC filings the data that would appear in any report sought by the proposal.

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AGENDA ITEM 5.

STOCKHOLDER PROPOSAL FOR A REPORT ON

THE IMPACT OF POTENTIAL CLIMATE CHANGE POLICIES (cont’d)

To the extent that changes in climate policy create material risks to the financial performance of the Company, those risks will continue to be addressed in the ordinary course through the Company’s public filings. The Company’s Form 10-K discusses certain relevant risks and matters including:

•	Environmental laws and regulations at the federal, state, provincial, tribal and local levels and the past and potential future costs of complying with these laws and regulations;

•	The volatility of oil, gas and NGL prices, potential effects of a significant downward price movement, and factors that may influence prices;

•	The potential for public policy, including laws, rules and regulations, to change and the Company’s inability to predict changes;

•	Specific risks associated with climate change policies, including cap-and-trade or carbon tax programs and potentially decreased demand due to the imposition of caps and penalties on customers; and

•	Potential costs of pollution clean-up and otherwise fulfilling commitments to the environment.

In addition to required disclosures in SEC filings, the Company periodically publishes Corporate Social Responsibility (“CSR”) reports, which are publicly available on our website at www.devonenergy.com. The most recent report, the “2015 Corporate Social Responsibility Report,” provides detailed information directly responsive to the proposal with regard to the “resilience of the company’s full portfolio of reserves and resources,” and sets forth several of the Company’s initiatives aimed at producing energy in environmentally responsible ways. For example, the Company is pioneering new applications and technology to open vast new sources of natural gas from shale rock formations, and doing so with a focus on sustainability through emissions transparency and investments in water stewardship.

Devon has also engaged in extensive research and development over the past several years to expand its future resources by introducing new technologies and upgrading existing operations to reduce emissions from production. For example, Company initiatives have included the following:

•	Installation of new and improved valves in 700 wells in Wyoming, Oklahoma and Texas that will result in a major reduction in methane emissions, equal to removing more than 13,000 cars from the road;

•	Introduction of an advanced early production process at several of our sites, allowing the capture of natural gas that would otherwise be lost to the atmosphere;

•

Conducting research into new techniques such as mixing solvents with the steam we inject into oil sands reservoirs in order to potentially reduce the need for steam and lower fuel consumption and emissions;

•	Experimenting with the use of oxygen-enriched air to help the combustion chambers we use to generate steam burn hotter, thereby allowing us to produce more steam while burning less gas; and

•

Developing ways to capture heat energy left over from the gravity drainage process, allowing us to save energy by reducing our demand for electricity from the power grid and reduce greenhouse gas emissions from secondary power generation sources.

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AGENDA ITEM 5.

STOCKHOLDER PROPOSAL FOR A REPORT ON

THE IMPACT OF POTENTIAL CLIMATE CHANGE POLICIES (cont’d)

For ten years, Devon has voluntarily reported information responsive to the proposal by participating in the Carbon Disclosure Project’s (“CDP”) annual survey of emission reduction activities among oil and natural gas producers and the CDP’s water survey. As part of this disclosure, for each identified risk, Devon reports estimated financial implications, methods for management of the risk and costs of management. Devon’s responses to these surveys are available through the Carbon Disclosure Project’s website at https://www.cdp.net.

The requested report would be costly, duplicative and likely to include proprietary data and plans.

We believe that the proposal would require the Company to engage in pure speculation on matters outside of its control far into the future, including the request to “assess the resilience of the company’s full portfolio of reserves and resources through 2040 and beyond.” SEC regulations that mandate how reserves are valued and how risks related to those reserves must be disclosed require that undeveloped proved reserves must have a plan to be developed within the next five years. In contrast, the proposal would have us consider risks and opportunities related not only to undeveloped proved reserves, but unproved reserves and theoretical future reserves twenty-five years in the future. There is no “reasonable cost,” for conducting such an assessment in the current industry downturn. A long-term report would necessarily include the Company’s exploratory intentions and technical rationale for activity in other geographical basins, information that could be valuable to our competitors. We do not believe it to be in the stockholders’ best interests to expend corporate funds and employee time engaging in unmitigated speculation.

For the foregoing reasons, our Board of Directors recommends that stockholders vote “AGAINST” the proposal for a report on the impact of potential climate change policies.

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AGENDA ITEM 6.

STOCKHOLDER PROPOSAL FOR A REPORT

DISCLOSING LOBBYING POLICY AND ACTIVITY

The Company has been notified by a group of stockholders that they intend to submit the resolution set forth below at the Annual Meeting for action by the stockholders. Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, the Company will provide the name, address and number of shares of our common stock held by the proponents of the stockholder proposal set forth below promptly upon receipt of a written or oral request. Requests should be submitted to Devon Energy Corporation, Attention: Corporate Secretary, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102, email: CorporateSecretary@dvn.com or by calling (405) 235-3611.

Stockholder Proposal

Whereas:  We believe in full disclosure of Devon’s direct and indirect lobbying activities and expenditures to assess whether Devon’s lobbying is consistent with its expressed goals and in the best interests of stockholders.

Resolved:  The stockholders of Devon Energy Corporation (“Devon”) request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Devon used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Devon’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of the decision making process and oversight by management and the Board for making payments described in section 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation, and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Devon is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state, and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Devon’s website.

Supporting Statement:

As stockholders, we encourage transparency and accountability in the use of staff time and corporate funds to influence legislation and regulation. Devon spent $3.78 million in 2013 and 2014 on direct federal lobbying activities (opensecrets.org). This figure does not include lobbying expenditures in states, where Devon also lobbies but disclosure requirements are uneven or absent. Devon’s lobbying of state attorneys general over federal emission standards attracted attention (“Energy Firms in Secretive Alliance with Attorneys General,”New York Times, Dec, 6, 2014), as has its lobbying over Oklahoma earthquakes (“Who’s at Fault? How the State’s Stance Linking Injection Wells and Seismicity Changed,”Enid News, Sept. 27, 2015).

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AGENDA ITEM 6.

STOCKHOLDER PROPOSAL FOR A REPORT

DISCLOSING LOBBYING POLICY AND ACTIVITY (cont’d)

Devon is on the board of the National Association of Manufacturers and a member of the American Petroleum Institute, which together spent over $38 million lobbying in 2013 and 2014. However, Devon does not disclose its memberships in, or payments to, trade associations, or the amounts used for lobbying. Nor does Devon disclose membership in or contributions to tax-exempt organizations that write and endorse model legislation, such as its membership in the American Legislative Exchange Council (ALEC). Devon’s ALEC membership has drawn press scrutiny (“Documents: Cheniere Fuels ALEC’s New Push for Fracked Gas Exports,”Huffington Post, July 31, 2014). More than 100 companies, including Ameren, Occidental Petroleum, and Xcel Energy, have publicly left ALEC.

Transparent reporting would reveal whether company assets are being used for objectives contrary to Devon’s long-term interests.

Our Board of Directors recommends that stockholders vote “AGAINST” the proposal for the preparation of a report disclosing lobbying policy and activity.

Opposition Statement of the Company:  This proposal requests the Board of Directors to authorize the preparation of a report disclosing the Company’s lobbying policies, procedures and practices. For the reasons discussed below, the Board of Directors recommends a vote “AGAINST” this stockholder proposal.

We believe that participation in the political, legislative and regulatory processes—at all levels of government—is vital to our business and part of the Company’s role in our pluralistic, democratic society. As such, we actively advocate on public policy issues relevant to our business and are committed to doing so in full compliance with applicable laws. The Board of Directors believes that the Company’s current disclosures regarding lobbying practices and procedures are significant, adequate and accessible. The Board of Directors agrees with the stockholder proponents regarding the importance of transparency and accountability with respect to use of corporate funds. However, we already provide extensive disclosures regarding our lobbying practices and policies.

Nearly nine years ago, Congress passed the Honest Leadership and Open Government Act, which amended parts of the Lobbying Disclosure Act of 1995 and dramatically increased overall required disclosure of lobbying activities. Pursuant to these laws, we provide quarterly reports on the aggregate amount that is spent on lobbying activities and bill numbers of lobbied legislation, and provide semi-annual reports on political action committee contributions, expenses relating to meetings, conferences and awards of certain officials, and charitable contributions. These disclosures are publicly available on the Internet through databases maintained by the U.S. House of Representatives and U.S. Senate at http://lobbyingdisclosure.house.gov/ and http://soprweb.senate.gov/index.cfm?event=lobbyistselectfields, respectively. We also disclose lobbying activities pursuant to applicable state law, including Montana, New Mexico, Texas, Wyoming and Oklahoma, and these reports are publicly available through state websites.

In addition to making required disclosures and complying with applicable laws, the Company’s political activities are subject to thorough internal review and oversight. Devon has adopted a Code of Business Conduct and Ethics, which is available through our corporate website at www.devonenergy.com. The Code includes a Political Contributions and Activities Policy that sets forth the general requirements for the Company’s lobbying activities. As noted in the Political Contributions and Activities Policy, the Company’s Vice President—Public and Government Affairs

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AGENDA ITEM 6.

STOCKHOLDER PROPOSAL FOR A REPORT

DISCLOSING LOBBYING POLICY AND ACTIVITY (cont’d)

oversees the Company’s lobbying practices and procedures and must provide prior approval for lobbying activities.

We do not directly influence how the trade associations to which we contribute spend money for lobbying purposes, nor is lobbying our only purpose for joining such associations. We participate in trade associations for a variety of reasons, including networking, civic participation and monitoring of industry policies and trends. By mandating the disclosure of certain trade association dues, adoption of the proposed policy may require the disclosure of proprietary information, which could raise competitive and business-related concerns.

Given our current level of disclosure and internal policies with respect to lobbying activities, the Board of Directors believes that the proposal is unnecessary and duplicative. The Board of Directors also believes that additional disclosures with respect to lobbying practices would not provide useful information to our stockholders.

The Board of Directors believes that the currently available information with respect to lobbying activities strikes the appropriate balance between transparency and excessive burden and cost. This proposal’s requirements would tip this balance towards excessive burden and cost, resulting in the waste of valuable time and corporate resources tracking immaterial activity without materially altering the publicly available disclosure that currently exists. The Board of Directors believes that our current disclosure, along with our process described above for approval of lobbying activities, is appropriate and in the best interests of the Company and our stockholders. Our stockholders have historically agreed with this position.

In summary, this proposal seeks to impose requirements that are not required by law and are not standard among other companies. We already comply with existing regulations on disclosure and reporting of lobbying activities, and those extensive reports are publicly available to our stockholders. We believe that preparing and publishing the additional information requested by this proposal would result in an unnecessary and unproductive use of the Company’s resources, and therefore would not be in the best interests of the Company or our stockholders.

For the foregoing reasons, our Board of Directors recommends that stockholders vote “AGAINST” the proposal for a report disclosing lobbying policy and activity.

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AGENDA ITEM 7.

STOCKHOLDER PROPOSAL TO REMOVE RESERVE

ADDITION METRICS FROM THE DETERMINATION OF

EXECUTIVE INCENTIVE COMPENSATION

The Company has been notified by a group of stockholders that they intend to submit the resolution set forth below at the Annual Meeting for action by the stockholders. Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, the Company will provide the name, address and number of shares of our common stock held by the proponents of the stockholder proposal set forth below promptly upon receipt of a written or oral request. Requests should be submitted to Devon Energy Corporation, Attention: Corporate Secretary, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102, email: CorporateSecretary@dvn.com or by calling (405) 235-3611.

Stockholder Proposal

Resolved:  Shareholders of Devon Energy request that, to help ensure the Company responds appropriately to climate-change induced market changes, the Compensation Committee adopt a policy to not use “oil and gas reserve addition” metrics to determine the amount of senior executive’s incentive compensation.

Supporting Statement:

As long-term shareholders, we believe that incentive compensation metrics should promote the creation of sustainable value. The recent Paris agreement by 195 nations, to accelerate global greenhouse gas emissions reductions, underscores the challenges faced by the oil and gas industry in maintaining value as the need to limit global climate change becomes more urgent.

Climate change has prompted investors and analysts to consider scenarios in which climate change regulations significantly diminish oil demand. In an article entitled “What a Carbon-Constrained Future Could Mean for Oil Companies’ Creditworthiness” (March 1, 2013), Standard and Poor’s notes that under a low price “stress scenario” associated with declining demand, the speed with which companies react and modify their strategies, including their investments, would be an important potential rating consideration.

The recent volatility in oil and gas prices has heightened the importance of evaluating break-even costs of producing oil and gas in a carbon constrained environment rather than simply amassing additional reserves and resources. Devon however continues to use reserves additions as one of the metrics to determine named executive compensation, without reference to the economic viability of those reserves at varying cost and price levels.

We are concerned that basing executive compensation on reserves growth may encourage the addition of reserves that are so costly to produce that projects may be cancelled or impairments taken if prices fall due to low demand associated with climate change factors.

Accordingly, we believe that severing the link between reserves growth and executive compensation would better reflect increasing uncertainty over climate regulation and future oil and gas demand and would more closely align senior executives’ and long-term shareholders’ interests.

Our Board of Directors recommends that stockholders vote “AGAINST” the proposal to remove reserve addition metrics from the determination of senior executive incentive compensation.

Opposition Statement of the Company: This proposal requests that the Compensation Committee remove reserves addition metrics from the determination of senior executive incentive compensation. For the reasons discussed below, the Board of Directors recommends a vote “AGAINST” this stockholder proposal.

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AGENDA ITEM 7.

STOCKHOLDER PROPOSAL TO REMOVE RESERVE

ADDITION METRICS FROM THE DETERMINATION OF

EXECUTIVE INCENTIVE COMPENSATION (cont’d)

The Board of Directors believes that the Company’s compensation program is appropriately designed to align executive compensation with the long-term interests of our stockholders. The Compensation Committee (the “Committee”) is responsible for determining the appropriate compensation metrics for the Company. The Committee agrees that compensation metrics should promote the creation of sustainable value and recognizes the challenges faced by the Company’s industry related to current and proposed environmental regulations. However, the Committee is in the best position to determine what metrics create sustainable value. In setting performance metrics, the Committee uses a balanced group of goals and targets that best align with the interests of stockholders. To impose a restriction on the use of any particular metric would limit the Committee’s ability to be effective in fulfilling its responsibilities.

Exploring for and developing undiscovered oil and natural gas reserves is fundamental to the Company’s business and critical to its ability to build and sustain value for its stockholders. As part of the Committee’s balanced approach to setting performance metrics for compensation decisions, oil and gas reserves additions have thus been included as one of a number of metrics. The other 2015 company performance metrics were oil and gas production, total stockholder return, pre-tax cash margin per BOE (normalized), overall value of Devon’s asset portfolio, environmental, health and safety, total capital expenditures, lease operating expenses, learning and people, and improvement of the Company’s business environment. The Committee believes these metrics, taken together as a whole, appropriately measure Company performance and align the interests of executives with the Company’s strategic objectives and long-term stockholder value.

The Company carefully measures oil and gas reserves in line with clear criteria established by SEC definitions and guidance and the Company’s own comprehensive policies. Proved oil and gas reserves include only those quantities that can be estimated with reasonable certainty to be economically producible from known reservoirs under existing economic conditions, operating methods and government regulations.

The proponents of this proposal incorrectly claim that Devon uses reserves addition metrics “without reference to the economic viability of those reserves at varying cost and price levels.” On the contrary, economic viability of reserves is an ongoing analysis and often results in price-related adjustments to reserves when commodity prices decline.

The Company’s Reserves Evaluation Group (the “Group”) is responsible for compliance in reserves bookings, and reserves estimates must be made by professionally qualified reserves estimators. The Group reports independently of any other operating division to the Vice President of Budget and Reserves. No portion of the Group’s compensation is directly dependent on the quantity of reserves booked. The Group oversees audits and reserves estimates performed by third-party consulting firms, which audited 95% of the Company’s proved reserves in 2015. The Company also has a Reserves Committee, consisting of three independent members of the Board of Directors with relevant expertise, which provides additional oversight of the reserves estimation and certification process.

The Compensation Committee believes the use of reserves addition metrics is an important measure of the Company’s performance that should apply to all employees in the same manner in order to preserve the integrity of the Company’s incentive plans. This proposal is limited to senior executive officers, which would require the Company to maintain separate compensation policies for non-executive employees or change those policies as well.

90	Commitment Runs Deep

AGENDA ITEM 7.

STOCKHOLDER PROPOSAL TO REMOVE RESERVE

ADDITION METRICS FROM THE DETERMINATION OF

EXECUTIVE INCENTIVE COMPENSATION (cont’d)

The Committee is confident that the Company’s compensation programs are appropriate and well-aligned with our long-term strategy. The Board of Directors does not believe that removing reserves addition metrics from the determination of senior executive incentive compensation as described in this proposal is necessary or in the best interests of the Company. A decline in reserves was experienced in 2015, and it negatively impacted executive officer compensation for the year.

For the foregoing reasons, our Board of Directors recommends that stockholders vote “AGAINST” the proposal to remove reserves addition metrics from the determination of senior executive incentive compensation.

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SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

Proposals for Inclusion in our 2017 Proxy Statement

SEC rules permit stockholders to submit proposals to be included in our Proxy Statement if the stockholder and the proposal satisfy the requirements specified in Rule 14a-8 under the Securities Exchange Act of 1934. For a stockholder proposal to be considered for inclusion in our Proxy Statement for the 2017 Annual Meeting of Stockholders, the proposal must be received at the address provided below by December 28, 2016.

Director Nominations for Inclusion in our 2017 Proxy Statement (Proxy Access)

Our proxy access bylaw permits a stockholder (or a group of up to 20 stockholders) owning 3% or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s Proxy Statement director candidates constituting up to the greater of two individuals or 20% of the Board, if the nominating stockholder(s) and the nominee(s) satisfy the requirements specified in our Bylaws. For the 2017 Annual Meeting of Stockholders, notice of a proxy access nomination must be received at the address provided below no later than December 28, 2016 and no earlier than November 28, 2016.

Other Proposals or Nominations to be brought before our 2017 Annual Meeting

Our Bylaws permit a stockholder to propose items of business and nominate director candidates that are not intended to be included in our Proxy Statement if the stockholder complies with the procedures set forth in our Bylaws. For the 2017 Annual Meeting of Stockholders, notice of such proposals or nominations must be received at the address provided below no later than March 10, 2017 and no earlier than February 8, 2017.

If the Company moves the 2017 Annual Meeting of Stockholders to a date that is more than 30 days before or after the date which is the one year anniversary of this year’s Annual Meeting date (i.e., June 8, 2017), the Company must receive such notice no earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Address for Submission of Notices and Additional Information

All stockholder nominations of individuals for election as directors or proposals of other items of business to be considered by stockholders at the 2017 Annual Meeting of Stockholders (whether or not intended for inclusion in our Proxy Statement) must be submitted in writing to our Corporate Secretary at 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102, or by email to CorporateSecretary@dvn.com.

In addition, both the proxy access and the advance notice provisions of our bylaws require a stockholder’s notice of a nomination or other item of business to include certain information. Director nominees must also meet certain eligibility requirements. Any stockholder considering introducing a nomination or other item of business should carefully review our Bylaws.

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OTHER MATTERS

Our Board of Directors knows of no other matter to come before the meeting other than that set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. However, if any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxies as they deem advisable in accordance with their best judgment.

Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

BY ORDER OF THE BOARD OF DIRECTORS
Oklahoma City, Oklahoma April 27, 2016	Carla D. Brockman Vice President Corporate Governance and Corporate Secretary

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Devon Energy Corporation

333. W. Sheridan Avenue

Oklahoma City, OK 73102

(405) 235-3611

devonenergy.com

DEVON ENERGY CORPORATION 333 W. SHERIDAN AVE. OKLAHOMA CITY, OK 73102

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your Proxy Card in hand when you access the web site and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your Proxy Card in hand when you call and then follow the instructions.

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Mark, sign and date your Proxy Card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy materials electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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E08927-P76396-Z67437	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DEVON ENERGY CORPORATION The Board of Directors recommends a vote “FOR” the nominees listed in Agenda Item 1. 1. Election of Directors	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐
Nominees:
01) 02) 03) 04) 05)	Barbara M. Baumann John E. Bethancourt David A. Hager Robert H. Henry Michael M. Kanovsky	06) 07) 08) 09)	Robert A. Mosbacher, Jr. Duane C. Radtke Mary P. Ricciardello John Richels	The Board of Directors recommends a vote “AGAINST” Agenda Item 5.	For	Against	Abstain
The Board of Directors recommends a vote “FOR” Agenda Item 2.	For	Against	Abstain	5.	Report on the Impact of Potential Climate Change Policies.	☐	☐	☐
2. Advisory Vote to Approve Executive Compensation.	☐	☐	☐	The Board of Directors recommends a vote “AGAINST” Agenda Item 6.
The Board of Directors recommends a vote “FOR” Agenda Item 3.	6.	Report Disclosing Lobbying Policy and Activity.	☐	☐	☐

3. Ratify the appointment of the Company’s Independent Auditors for 2016.	☐	☐	☐	The Board of Directors recommends a vote “AGAINST” Agenda Item 7.
The Board of Directors recommends a vote “AGAINST” Agenda Item 4.	7.	Remove Reserve Addition Metrics from the Determination of Executive Incentive Compensation.	☐	☐	☐
4. Report on Lobbying Activities Related to Energy Policy and Climate Change.	☐	☐	☐	8.	OTHER MATTERS
For address changes and/or comments, please check this box and write them on the back where indicated.	☐
Please indicate if you plan to attend this meeting.	☐	☐
Yes	No
Please sign exactly as your name appears above, indicating your official position or representative capacity, if applicable. If shares are held jointly, each owner should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The following proxy materials are available at www.proxyvote.com:

•  Notice and Proxy Statement

•  Annual Report on Form 10-K

E08928-P76396-Z67437

DEVON ENERGY CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Devon Energy Corporation, a Delaware corporation, hereby nominates and appoints John Richels, David A. Hager and Carla D. Brockman with full power of substitution, as true and lawful agents and proxies to represent the undersigned and vote all shares of common stock of Devon Energy Corporation owned by the undersigned in all matters coming before the Annual Meeting of Stockholders (or any adjournment thereof) of Devon Energy Corporation to be held at the Devon Energy Center Auditorium, 333 W. Sheridan Ave., Oklahoma City, Oklahoma, on Wednesday, June 8, 2016, at 8:00 a.m. local time. The Board of Directors recommends a vote “FOR” Agenda Items 1, 2 and 3, and recommends a vote “AGAINST” Items 4, 5, 6 and 7 as set forth on the reverse side.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED ON THE REVERSE SIDE BY THE STOCKHOLDER. TO THE EXTENT CONTRARY SPECIFICATIONS ARE NOT GIVEN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

Do not return your Proxy Card if you are voting by telephone or Internet.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) TO BE SIGNED ON REVERSE SIDE